AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2000
                                                      REGISTRATION NO. 333-93511

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             MonsterDaata.com, Inc.
                             ----------------------
                 (name of small business issuer in its charter)

           DELAWARE                           7374                      22-2732163
(State or other jurisdiction of   (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)     Classification Code Number)    Identification Number)

                               115 Stevens Avenue
                               Valhalla, NY 10595
                                 (914) 747-9100
                                 --------------
          (Address and telephone number of principal executive offices and principal place of business)

                                 James Garfinkel
                             MonsterDaata.com, Inc.
                               115 Stevens Avenue
                               Valhalla, NY 10595
                                 (914) 747-9100
                                 --------------
      (Name, address and telephone number of agent for service of process)

                                    COPY TO:
                              Todd M. Roberts, Esq.
                           Roberts, Sheridan & Kotel,
                           a Professional Corporation
                         12 East 49th Street, 30th Floor
                               New York, NY 10017

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                1,043,845 Shares

                             MONSTERDAATA.COM, INC.

                                  Common Stock

We are registering 1,043,845 shares of our common stock, par value $0.01 per share, on behalf of the selling shareholders identified under the heading "Selling Shareholders" in this prospectus. We will not receive any portion of the proceeds from the resale of the shares registered on behalf of the selling shareholders. For information on the methods of sale of the shares we are registering on behalf of the selling shareholders, refer to the discussion under the heading "Plan of Distribution."

Our common stock trades on the OTC Bulletin Board under the symbol MDDC. On May 2, 2000 the last sale price of our common stock on the OTC Bulletin Board was $1.38.

Investing in our Common Stock involves risks. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is May 3, 2000

                                TABLE OF CONTENTS

Prospectus Summary ........................................................    3

Risk Factors ..............................................................    7

Use of Proceeds ...........................................................   17

Market For Our Common Stock ...............................................   17

Dividend Policy ...........................................................   17

Capitalization ............................................................   18

Summary Financial Data ....................................................   19

Management's Discussion and Analysis of  Financial
   Condition and Results of Operations ....................................   20

Description of Our Business ...............................................   21

Management ................................................................   33

Compensation of Executive Officers ........................................   36

Certain Relationships and Related
  Transactions ............................................................   39

Principal Shareholders ....................................................   39

Selling Shareholders ......................................................   41

Description of Securities .................................................   42

Shares Eligible for Future Sale ...........................................   47

Plan of Distribution ......................................................   47

Legal Proceedings .........................................................   49

Legal Counsel .............................................................   49

Changes in Accountants ....................................................   49

Experts ...................................................................   49

Available Information .....................................................   49

Independent Auditors Report ...............................................  F-1

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

The statements contained in this prospectus that are not historical facts are forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements, such as statements regarding anticipated future revenues, capital expenditures and other statements regarding matters that are not historical facts, involve predictions. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. We do not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events. Many important factors affect our ability to achieve our objectives, including, among other things, technological and other developments in the Internet field, intense and evolving competition, the lack of an "established trading market" for our shares, and our ability to obtain additional financing, as well as other risks detailed from time to time in our public disclosure filings with the Securities and Exchange Commission (the "SEC").

We have filed applications for the registration of the following trademarks:
DAATA SUPERSTORE, MAKE MY DAATA, NEIGHBORHOOD PLACE, PERSONAL PRIVATE EYE, and RELOCATION PLACE. This prospectus also includes product names, trademarks and trade names of other companies not related to us.


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

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                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in shares of our common stock offered by the Selling Shareholders. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" on page 6.

                             MonsterDaata.com, Inc.
Our Business

We provide integrated real estate transaction facilitation, due diligence and research content over the Internet. We currently develop, license, co-brand, reformat, integrate, and enhance over 70 proprietary databases that include real estate related business-to-business and consumer information. Business information includes real estate transaction due diligence, risk assessment and valuation information. Consumer services consist of data products covering over 61,000 communities in the United States, and neighborhood profiles containing school, town and community, crime, culture, affordability, environmental hazard, property ownership, tax, demographic and lifestyle characteristic data.

In addition to distributing our products and services through our own Web site at www.MonsterDaata.com, we license portions of our content databases to selected Internet portals and real estate destination Web sites, including www.REALTOR.com, the country's leading real estate listing Web site with 1.3 million residential listings, and www.Move.com, the real estate portal created by Cendant Corporation. Cendant Corporation is the franchisor of three of the country's top five real estate brokerage brands (Century 21, Coldwell Banker and ERA).

The content we currently provide (through our Web site and/or through co-brand sites or other licensing arrangements) includes (i) "Neighborhood Place," which allows users to generate comparative data analyses of several neighborhoods, including crime statistics, town and community profiles, census and demographic information, neighborhood lifestyle characteristics and school reports; (ii) "Relocation Place," which provides a pre- and post-move resource center to help users plan and estimate the cost of their relocation; (iii) public records property data, which allows users to research properties for sale, foreclosures, comparable sales and many other types of information; and (iv) risk hazard assessment data, which allows users to obtain data regarding environmental hazards and crime risk.

Our Business Objectives and Market

Our objective is to be the premier total solutions provider of real estate transaction facilitation and due diligence information on the Internet. We believe that we are well positioned to use our comprehensive content and database development capabilities to support real estate professionals, including brokers, lenders, insurers, title companies, appraisers, and investors, and consumers in their sales, purchase, finance and insurance transactions involving commercial and residential real estate on the Internet.

The emergence and acceptance of the Internet is fundamentally changing the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. We believe that the real estate industry, because of its size, fragmented nature and reliance on the exchange of information, is particularly well suited to benefit from the Internet. According to the United States Department of Commerce, in 1998 the U.S. real estate industry generated $1.5 trillion of commerce and accounted for 15% of the gross domestic product. A recent study in 1999, by NPD Online Research showed that 64% of Web users used the Internet to shop for real estate and related information. We believe that our Internet Web site and related co-branded Web sites have the potential to become key destination sites for low cost real estate due diligence information, and that we can create and capture value for our business and shareholders by linking real estate professionals - including brokers, lenders, insurers, title companies and appraisers - with consumers, businesses and investors through our Internet data services. We plan to generate revenues from licensing our content to other Internet sites, selling eReports and


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

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subscriptions on our Web site, selling national and local advertising, collecting fees for eLeads (in which, with our users' consent, we electronically match and link our users with selected providers of services or products that we believe will be of interest to the users) and collecting fees for providing customized information services, primarily to regional Multiple Listing Services ("MLSs"), Boards of Realtors, realty franchise chains, and other Web portal sites.

Our Corporate History

We were incorporated on July 22, 1985, in Delaware, under the corporate name "Trans West, Inc." For eight years prior to September 27, 1995, we were an inactive corporation. On September 27, 1995 we revived our corporate charter in Delaware and were reactivated, although we had no material assets or capital, and no operations or income. On February 13, 1996, we changed our corporate name to "D-Vine, Ltd."

On April 2, 1999, we acquired 99.2% of the outstanding capital stock of Taconic Data Corp ("TDC"), a corporation which was formed in New York on June 11, 1992. In connection with this acquisition, all of our directors and officers were replaced by TDC directors and officers. The stockholders of TDC were issued 6,000,000 of our shares of common stock in exchange for their shares, or approximately 85% of our total outstanding common shares after giving effect to the acquisition. Accordingly, a change in control of our company occurred in connection with the TDC acquisition, and the acquisition was deemed a "reverse acquisition" for accounting purposes. The historical, financial and other information contained in this prospectus relates to TDC's business for all periods prior to April 2, 1999.

On April 5, 1999, we changed our corporate name to "MonsterDaata.com, Inc."

Our principal executive offices are located at 115 Stevens Avenue, Valhalla, NY 10595. Our phone number is (914) 747-9100.

                                  THE OFFERING

Common Stock Offered
     by Selling Shareholders ..........................1,043,845 (1)

Use of Proceeds .......................................We will not receive any proceeds from the sale of the shares of common stock.

Risk Factors ..........................................For a discussion of certain factors you should consider before buying shares of our common stock, see "Risk Factors."

Dividend Policy .......................................We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operations of our business and to fund future growth.

OTC Bulletin Board Symbol .............................MDDC

----------

(1) Includes 692,570 shares of common stock issued or issuable upon conversion of outstanding shares of Series A Cumulative Convertible Preferred Stock and 349,275 shares of common stock issued or issuable upon the exercise of warrants for the purchase of common stock at a price of $3.75 per share, subject to adjustment, issued to Selling Shareholders that purchased shares of Series A Cumulative Convertible Preferred Stock.


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                                       4

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                             SUMMARY FINANCIAL DATA

The following table summarizes the historical consolidated financial data for our business. Financial data for periods prior to April 2, 1999, relates almost exclusively to the operations of TDC, the company we acquired on April 2, 1999. The income statement data and balance sheet data set forth below for the years ended December 31, 1997, 1998 and 1999 are derived from the audited financial statements as of December 31, 1997, 1998 and 1999, and for the periods then ended, included near the end of this prospectus.

Due to the significant changes in the nature of our business during 1999, results of operations in 1997 and 1998 may not be comparable to our current operations. You should read this financial data in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included in this prospectus.

Statement of Operations Data:

                                                                                   For the Year Ended
                                                                                       December 31,
                                                                                   -------------------
                                                                                   1998           1999
                                                                                   ----           ----
                                                                              (in thousands, except share
                                                                                  and per share data)
Sales .....................................................................   $     1,967    $     2,488

Cost of sales .............................................................         1,182            753

Gross profit ..............................................................           785          1,735

Operating expenses:

  Product development costs ...............................................            --            880

  Selling, general and administrative expenses ............................         2,353          3,694

Operating income (loss) ...................................................        (1,568)        (2,839)

Other income (expense) ....................................................           (78)            10

Merger/acquisition costs ..................................................            --            215

Net income (loss) .........................................................        (1,647)        (2,829)

Basic and diluted net income (loss) per common share ......................   $     (0.27)   $     (0.41)

Weighted average number of common shares outstanding (basic and diluted) ..     6,024,773      6,956,929


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                                       5

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Balance Sheet Data:

                                                                            December 31, 1998       December 31, 1999
                                                                            -----------------       -----------------
                                                                                        (in thousands)
Cash ......................................................................   $        56             $       620

Current assets ............................................................           715                     955

Current liabilities .......................................................         2,045                   1,878

Deferred revenues .........................................................         1,084                     521

Working capital net of deferred revenue ...................................          (246)                   (402)

Total assets ..............................................................           855                   1,352

Total stockholders' equity ................................................        (1,278)                   (613)


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                                       6
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                                  RISK FACTORS

An investment in our stock involves a high degree of risk. The achievement of our business objectives is subject to a number of market and other factors beyond our control, and our future prospects are speculative.

If we make any forward-looking statements or assumptions concerning our future business activities, revenues, profits or financial condition, or if we make any forward-looking statements concerning our industry, the economy, technological changes or our competitors, you should recognize that our predictions and assumptions are subject to a great deal of uncertainty. Actual results could differ materially from our predictions and assumptions, particularly given the highly speculative nature of our business and that of other Internet-related businesses in our industry. If our predictions prove to be too optimistic, the value of our business could be adversely impacted and our shareholders will probably lose money.

Our shareholders could find that there is nobody willing to purchase their shares when they want to sell, and it is possible that our shareholders could lose their entire investment in our stock.

Our stock should only be purchased by speculators who understand the high level of risk that a purchase of our stock entails and who are willing and able if necessary to hold our stock for an extended period of time, or indefinitely, and to risk the loss of their entire investment in our stock. If you are a suitable investor for MonsterDaata.com, you should fully understand the following material risk factors:

We have experienced significant net losses in the past, and will need to raise additional funds in the future.

We have incurred significant net losses since transitioning to our Internet focused business plan in 1998. As of December 31, 1999, we had an accumulated deficit of approximately $5.7 million. We have incurred substantial costs to expand distribution, develop new services and products, and create, introduce and enhance our Web site. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant expenses. As a result, we will need future financings to fund our operations and the failure to raise additional funds may prevent us from implementing our business strategy. If revenues grow more slowly than anticipated, or if operating expenses exceed expectations or cannot be adjusted in response to slower revenue growth, it could have a material adverse effect on our business.

We need to raise additional funds in order to conduct our operations and take advantage of acquisition and expansion opportunities. Our liquidity and capital requirements will depend on numerous factors, including the success of our new product offerings, the growth of our Internet-related revenues, and competing technological and market developments. We will be required to raise additional funds through public or private financing, strategic relationships or other arrangements, particularly if and when our acquisition strategy matures. We cannot assure you that such additional funding, if needed, will be available on terms acceptable to us, or at all.

Any additional equity financing may be on terms that dilute the value of our company for our existing shareholders. In addition, new shares that are issued may have rights, preferences or privileges senior to those of existing shareholders. Debt financing, if available, may involve restrictive covenants which limit our operating flexibility. Strategic arrangements, if necessary, may require us to relinquish our rights to some of our intellectual property or some business opportunities.

As discussed in Note 10 to our financial statements for the fiscal year ended December 31, 1999, we incurred a net loss of $2,829,346 during the year ended December 31, 1999, and, as of that date, our current liabilities exceeded our current assets by $923,046, our total liabilities exceeded our total assets by $613,215, and there are existing uncertain conditions that we face relative to capital raising activities. Accordingly, our auditors have included in their report on our financial statements for the year ended December 31, 1999, a qualification which raises doubts as to our ability to continue as a going concern.

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                                       7

If the Internet proves not to be a viable commercial marketplace, it could have a material adverse effect on our business.

We expect a substantial portion of our future revenue to come from the continued development of our products and services to be distributed over the Internet. We began offering our services via the Internet in September 1998. During the calendar year ended December 31, 1999, 86% of our revenues were derived from our traditional non-Internet services and products, and only 14% were from products and services distributed via the Internet. We intend to further increase our reliance on the Internet for delivery of our services and products. As a result, future cash flows and future results of operations will continue to rely increasingly upon the use of information services and transaction support products on the Internet.

However, the business use of the Internet is still in its infancy, and it is possible that the Internet may not prove to be a viable commercial marketplace. Known issues in this regard include inadequate development of Internet infrastructure to date, competing technology, delays in the development of new standards and protocols required to handle increased Internet activity, and the possibility of significant government regulation (locally, nationally and internationally). Moreover, concerns over the security of Internet transactions and the privacy of users may inhibit the growth of the Internet, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot assure you that contractual provisions attempting to limit our liability in such areas will be adequately implemented or enforceable, or that other parties will accept such contractual provisions as part of our agreements.

We have not fully resolved some other critical issues concerning our use of the Internet, including reliability, cost, ease of deployment, administration and quality of service. This may affect our ability to maintain our business, expand product marketing, improve communications and increase business efficiencies.

If we do not successfully develop new and enhanced Internet services and products, our revenues could be adversely impacted.

Business on the Internet is characterized by:

      o     rapid technological change;

      o     frequent changes in user requirements and preferences;

      o frequent new product and service introductions embodying new processes and technologies; and

      o evolving industry standards and practices that could render our information delivery practices obsolete.

Our success will depend partly on our ability to improve our existing services, develop new product offerings, including imaging and virtual tours, use Web technology to enhance our existing product offerings, extend our market reach, and respond to technological advances, emerging industry standards and competitive offerings. We cannot assure you that we will be successful in these endeavors.

Evolving Internet technology and standards increase the risk that system interruptions will occur. Our Internet operations are also vulnerable to interruption by fire, power loss, telecommunications failure and other events beyond our control. System interruptions that result in the unavailability of our Web site, or slower response times for users, could reduce the number of advertisements delivered, revenues earned from advertisers, as well as the eReport and eLead fees we collect from consumers and businesses using our database information products over the Internet. We have experienced periodic system interruptions in the past and such interruptions could continue to occur from time to time in the future.

Additionally, any substantial increase in traffic on our Web site could require us to expand and adapt our network infrastructure. However, we cannot assure you that we will be able to expand our network infrastructure on a timely basis to meet any increased demands.

Intense competition may render our services and products uncompetitive or obsolete, and we expect the competition to intensify even further.

The market for Internet data services is relatively new, intensely competitive and rapidly evolving. Our Web services compete against a variety of firms that provide information products through one or more media, including print, broadcast, television and the Internet. Within our currently targeted niche of real estate information products and the Internet, we compete with Homefair.com, recently acquired by Homestore.com, SmartHomeBuy.com, eNeighborhoods.com, NearMyHome.com, TheSchoolReport.com, Public Priority Systems (School Match), 2001Beyond.com, CAP Index (Crime Check), Claritas, Inc., National Decision Systems, AMSHomefinder.com, HomePriceCheck.com, HomeGain.com, RealEstate.com, Homes.com, Homestore.com, HomeSeekers.com, Microsoft's Home Advisor and numerous specialized sites with limited coverage and local sites. We also compete with Baca Landata, Experian, Acxiom, DataQuick, Vista Information Solutions and TransAmerica Intellitech. While we provide a `total solution' content program, many of these competitors offer one or more Internet sites with information products similar to individual items we provide over the Internet; and many of these competitors may have significantly greater financial resources than we do. These financial resources could be deployed to more aggressively compete on the Internet or through more traditional media, to our disadvantage, at any time.

We expect competition to persist and intensify. Competitors using other media to deliver information products could adapt their businesses to include the Internet as a medium for delivering their products. Competitors could develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, and any competitor or group of competitors could have a material adverse effect on our business.

The accuracy, availability and integrity of our data are critical to our business.

A substantial portion of the raw data from which we develop our databases is obtained from third parties, including public records offices and other governmental sources. We use a variety of proprietary techniques to enhance the content, applications and utility of the data. Our ability to attract and retain customers and to generate revenues is highly dependent on customer confidence in the comprehensiveness, accuracy and timeliness of our database. Establishing and maintaining such comprehensiveness, accuracy and timeliness will require substantial effort and resources. Although we disclaim financial responsibility for inaccuracies in the data on our Web site, such disclaimers may not be effective to shield us from all possible liability. Further, our business is based on establishing our reputation as a trustworthy and dependable provider of information and applications, and allegations of unreliable or outdated data, even if unfounded, could have a material adverse effect on our business.

We also license and use data from third party providers, but we cannot assure you that our license agreements will continue to allow us to do so, nor can we assure you that, in cases where these providers can no longer serve us, alternative sources of comparable data will be available at comparable cost.

Many of our licensing and other agreements are short-term and expose us to termination and non-renewal risks. We are dependent on our relationships with many of these contracting parties.

We are currently a party to a limited number of revenue producing licensing agreements or comparable agreements with third parties. One of these agreements terminated in March 2000 and automatically renewed with rolling 90-day extensions, three expire on or before August 2000, three expire on or before March 2001, two expire on or before March 2002, and two expire on or before June 2003. About half of these agreements are currently with MLSs, rather than Web site operators or other Internet related businesses, and the agreements with MLSs currently account for a significant majority of our revenues. In general, the expiring contracts will automatically renew for successive terms if we do not give or receive a notice of non-renewal within a specified period ranging from 30 days to six months before the scheduled termination date. While we believe that such relatively short-term agreements are typical in our industry, our ability to maintain and grow our business depends significantly upon our ability to enter into and maintain licensing and comparable relationships. There is no guarantee that we will be able to renew or extend these agreements upon their expiration at all or on terms as favorable to us as we currently enjoy. In fact, we expect our recurring revenues from existing agreements with MLSs to decline as these agreements expire and we make our data available to more users, including MLSs and their clients, at substantially lower costs over the Internet.

We are party to a licensing agreement with Homestore.com, under which our data is currently made available on the REALTOR.com Web site, a Web site operated by Homestore.com. The agreement is scheduled to terminate in July 2000, and will automatically renew for a two-year period unless a written notice of termination is received in January 2000. As of April 1, 2000, we had not received any such notice of termination, and accordingly the agreement was extended to July 2002 in accordance with its terms. Homestore.com recently acquired Homebuyer's Fair, Inc., owners of Homefair.com, which is one of our direct competitors. There can be no assurance that Homestore.com will not seek to renegotiate the agreement they have with us. On a licensed basis that identifies MonsterDaata.com as the source of the data, we provide data to the REALTOR.com Web site that currently powers their popular "Find a Neighborhood" feature. According to Homestore.com, approximately one-fourth of all visitors to the REALTOR.com Web site click through to our licensed data in the "Find a Neighborhood" section. The exposure to Internet users that we gain through our relationships with key Web site operators like Homestore.com is important and material to our Internet transition strategy.

We need to develop further strategic alliances with others.

Our business strategy is dependent on strategic alliances with other Internet companies. We have signed agreements and are currently in negotiation for more co-branding ventures and other strategic opportunities; however, we do not have any present commitment or agreement with respect to any material strategic alliances or related efforts. Any future strategic alliances or related efforts will be accompanied by risks such as:

      o the difficulty of identifying appropriate joint venture parties or opportunities;

      o the time our senior management must spend negotiating agreements and monitoring joint venture activities;

      o the possibility that some or all of our Internet joint venture activities never become profitable;

      o the possibility that our management may fail to capitalize on the growth opportunities presented by some or all of our joint ventures; and

      o the possible future insolvency of Internet companies we select as our Internet joint venturers.

No assurance can be given that we will be successful in overcoming these risks or any other problems encountered with such strategic alliances or related efforts. In addition, there can be no assurance that significant spending on these relationships will increase our revenues substantially or at all, or that online companies with which we may have a strategic alliance will be able to deliver a sufficient number of customer visits or page views to make the relationships profitable.

We need to retain and recruit key managers, employees and outsource vendors, and to manage our growth effectively.

Our success depends heavily on the continued service of our executive officers and our managers. Should one or more of these individuals leave before acceptable replacements are found, that could have a material adverse effect on our business. We do not presently have employment agreements or maintain key-man life insurance on any of our key executives or employees, although we intend to complete employment agreements with our executive officers during the second quarter of 2000.

We believe that further expansion of our operations will be required in order for us to address potential market opportunities and produce meaningful profits. Such expansion may place a significant strain on our management, operations and financial resources. An increase in the number of our employees, our market penetration and our product and service development activities would result in increased responsibility for our management. Our management will be required to successfully maintain relationships with various data and advertising customers, other Internet sites and services, Internet service providers and other third parties and to maintain control over our strategic direction in a rapidly changing environment. There can be no assurance that our current personnel, systems, procedures and controls will be adequate to support our future operations, that management will be able to identify, hire, train, motivate or manage required personnel or that management will be able to successfully identify and exploit existing and potential market opportunities. Our failure to effectively manage growth and address these growth related issues could have a material adverse effect on our business.

We also depend on outsource vendors, including the services of a data entry and data conversion facility in the Philippines, a CD-ROM software company, and Internet site development and hosting companies. Should the services of those facilities become unavailable or unreasonably priced, we may experience an interruption in some of our business activities until we identify other suitable outsource vendors.

Our intellectual property rights may be difficult to protect and we may find that we infringe on the intellectual property rights of others.

It is uncertain how intellectual property laws will apply to the Internet, and we cannot assure you that existing laws will provide adequate protection for our proprietary database offerings or our Internet domain names. Our success and ability to compete partly depends on the protection of our proprietary database offerings on the Internet and on the goodwill associated with our trademarks, trade names, and Internet domain names.

We rely on copyright laws to protect the original content that we develop for the Internet, and we rely on contract restrictions and copyright laws to protect the proprietary technologies that we have developed to manage and improve our Web site and database offerings. We cannot assure you, however, that these laws will sufficiently protect us, that others will not develop technologies similar or superior to ours, or that others will not obtain or use our technologies without our authorization. With respect to our databases, copyright protection is available for the originality and creativity in the selection and arrangement of the data included therein and we have obtained copyright registrations from the United States Copyright Office for some of our databases. Copyright protection does not, however, extend to the facts included in any of the databases.

In addition, we rely on certain technology licensed from others, and we may be required to license additional technology, for use in managing our Web site and providing related services to users and advertising customers. Our ability to generate revenues from Internet commerce may also depend on data encryption and authentication technologies that we may be required to license from others. We cannot assure you that these third party technology licenses will be available to us on acceptable commercial terms, or at all. The inability to enter into and maintain any of these technology licenses could have a material adverse effect on our business.

We also cannot assure you that others will not bring claims of copyright or trademark infringement against us or claim that our use of certain technologies or data violates the intellectual property rights of others. Any claims of infringement could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies or data. Any of these could have a material adverse effect on our business. If we cease to use certain intellectual property as a result of third party claims, we may not be able to develop or acquire alternative technologies or obtain such licenses on commercially acceptable terms.

We have not yet obtained registrations for any of our trademarks, including our name MonsterDaata.com. In view of the number of other users of the word "monster" in their names or trademarks, including companies doing business on the Internet, there can be no assurance that our attempt to register the mark "MonsterDaata.com" will be successful or that our use of this mark will not be challenged by another user. Although we believe that we have a reasonable position in favor of our right to use and register the mark, defending such rights may be costly and an adverse determination or settlement could require that we change our name.

We have a limited number of principal customers.

Our business could be materially and adversely affected if we lost a number of our large MLS customers, or failed to connect them to our Web services before we more fully complete the transition of our business to the Internet. Our top five MLS customers accounted for more than 80% of our total revenues in 1998. In 1999, our top six MLS customers accounted for more than 80% of our total revenues.

If we are unable to identify suitable acquisition targets or if we do not successfully integrate acquired businesses with our business, it could have a material adverse effect on our business.

We intend to explore the possible acquisition of businesses complementary to ours in order to expand our services, diversify our business and participate in the consolidation trend among Internet information products providers; however, at this time we have not identified any material acquisition candidates that have expressed an interest in a business combination with us beyond the preliminary negotiations stage, and we do not have any present commitment or agreement with respect to any material acquisitions. We cannot assure you that we will be able to make any acquisitions in the future on favorable terms or that such acquisitions will ultimately prove advantageous to us. We may encounter substantial costs, delays or other problems as we integrate any acquisitions. Such costs could include severance payments to employees of acquired companies, systems integration costs, restructuring charges and other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting, legal and investment banking fees and transaction-related obligations.

Increased competition for the finite number of suitable acquisition candidates may develop in our targeted industries, in which case there may be fewer acquisition opportunities available to us and higher acquisition costs for the opportunities that are available. Moreover, it is possible that neither our management nor management of any of the acquired companies will have the necessary skills to manage a company with substantial internal growth opportunities and plans for further growth through acquisitions or strategic alliances. We may seek to recruit additional managers to supplement the management of the acquired companies, but we may not have the ability to recruit additional managers with the skills necessary to enhance the management of the acquired companies.

Changes in government regulation could decrease our revenues and increase our costs.

Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress and state legislatures. This legislation could dampen the growth in use of the Web generally and decrease the acceptance of the Web as a communications, commercial and advertising medium. The governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be adversely affected by the adoption or modification of laws or regulations relating to the Internet.

Changes in laws relating to privacy of Internet users and other individuals could harm our business.

The U.S. federal and various state governments have recently proposed limitations on the collection and use of information regarding Internet users. Since many of the limitations are still in the proposal stage, we cannot yet determine the full impact of these regulations on our business.

In addition, growing concern about privacy and the collection, distribution and use of information about individuals has led to self-regulation of such practices by the direct market industry and to increased federal and state regulation. We are also subject to various federal and state regulations concerning the collection, distribution and use of information regarding individuals. Although our compliance with the applicable federal and state regulations has not had a material adverse effect on us, we cannot assure you that more burdensome federal or state laws or regulations (including antitrust and consumer privacy laws) will not be enacted or applied to us or our clients, which may have a material adverse effect on our business, financial condition and results of operations.

Changing requirements for fair information collection practices and potentially heightened scrutiny of our products and services could require adverse changes in the way we conduct or plan to conduct our business.

There has been public debate about how fair information collection practices should be formulated for the online and offline collection, distribution and use of information about a consumer. Some of the discussion has focused on the fair information collection practices that should apply when information about an individual that is collected in the offline environment is associated with information that is collected over the Internet about that individual. As a consequence of governmental legislation or regulation or evolving standards of fair information collection practices, we may be required to make changes to our products or services in ways that could diminish the effectiveness of the product or service or its attractiveness to potential customers, which could materially and adversely affect our business, financial condition or results of operations.

Adoption of new laws and government regulations relating to the Internet or Internet domain names could harm our business.

Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services. These laws would cover issues such as user privacy, freedom of expression, content, copyrights, distribution, quality and pricing of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional communication services with Internet communications. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have an adverse effect on our business.

Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as we begin to sell to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business.

In addition, we currently hold various Web domain names, including www.MonsterDaata.com relating to our brand and sites. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as a registrar for the ".com," ".net" and ".org" generic top-level domains and our arrangements for our important domain names with Network Solutions, are believed to be satisfactory and secure. However, the regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which we may wish to conduct our business.

Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, or infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business.

Shares eligible for future sale could reduce the market price of our stock.

As of March 31, 2000, 7,766,010 shares of our common stock were issued and outstanding. Of these shares, 6,409,010 are "restricted securities" which under certain circumstances may be sold in compliance with Rule 144 or other exemptions under the Securities Act of 1933, as amended (the "Securities Act"). Assuming that Rule 144 is available, we believe that, subject to certain volume limitations and "manner of sale" requirements, 6,000,000 of these "restricted securities" would become eligible for resale in April 2000. Of these 6,000,000 shares, 4,591,611 are held by our officers and directors and sales will be subject to the volume limitations contained in Rule 144.

We also have 1,206,692 shares of common stock subject to options outstanding as of March 31, 2000 under our option plan (exercisable at prices ranging from $1.00 to $4.00 per share). Of these options, 820,000 have been granted to directors and executive officers, and 386,692 have been granted to other employees and consultants. The common stock that is delivered when options are exercised by directors and executive officers will be "restricted securities"; however, when options are exercised by other employees or consultants, the common stock we deliver upon exercise will be freely tradable. Most of the options we have granted under our option plan are subject to vesting over a three year period, and prior to vesting the options are not exercisable. Of the 183,348 outstanding options that are currently exercisable, 160,000 are held by directors or executive officers and 23,348 are held by other employees or consultants.

On March 31, 2000, in consideration for the modification of the exercise price of a previously issued warrant, and the completion of a $223,000 capital contribution by our former stockholders, we issued to Ocean Strategic Holdings Limited a warrant to purchase 500,000 shares of our common stock at an exercise price of $3.00 per share. The warrant expires on March 31, 2004, and is exercisable as of March 31, 2000. Shares of our common stock issuable upon the exercise of this warrant will be "restricted securities."

No prediction can be made regarding the effect that the availability of these "restricted securities" will have on the market prices of our shares from time to time. The possibility that substantial amounts of our shares may be sold in the public market may adversely effect the prevailing market prices for shares and could impair our ability to raise capital in the future by selling new shares.

From November 1, 1999 through January 31, 2000, we issued a total of 1,591.76 shares of Series A Cumulative Convertible Preferred Stock and related warrants to purchase shares of our common stock at a warrant exercise price of $3.75 per share, subject to adjustment. As of March 31, 2000, warrants to purchase 120,140 shares of our common stock that were issued in connection with the sale of our preferred stock were outstanding. Each share of our outstanding Series A preferred stock is currently convertible into 450 shares of common stock. In accordance with our obligations to the purchasers of these shares, we undertook to file a registration statement with the SEC to make the common shares issuable upon conversion of the preferred stock and upon exercise of the warrants eligible for public resale.

During the month of April, 2000, we issued 425 shares of Series B Cumulative Convertible Preferred Stock and related warrants to purchase shares of our common stock at a warrant exercise price of $4.25 per share, subject to adjustment. Each share of our Series B preferred stock is currently convertible into 267 shares of common stock. We have undertaken to file a registration statement with the SEC within the six months following the first sale of Series B preferred stock to make the common shares issuable upon conversion of the preferred stock and upon exercise of the warrants eligible for public resale.

We currently anticipate the sale of additional shares to institutional purchasers at a price that is materially lower the purchase price recently paid by the purchasers of our Series A and Series B preferred stock. We have engaged in preliminary discussions with representatives of some of these Series A and Series B purchasers regarding an adjustment to the purchase price paid for their shares, which would result in a refund of a portion of the proceeds or the issuance of additional securities without charge. No assurances can be made regarding the outcome of these discussions, but it is anticipated that the cash impact on the company will be manageable and that the additional securities that may be issued will total less than 5% of our fully-diluted share capital.

An investment in our common stock may be very illiquid, and we have never paid cash dividends.

Although our shares trade on the Over-The-Counter Bulletin Board (the "OTC Bulletin Board") of the National Association of Securities Dealers ("NASD"), there is currently no broadly followed "established trading market" for our shares, and we cannot assure you that any such market will ever develop or be maintained. The absence of an active trading market would reduce the liquidity of an investment in our shares.

To the extent that brokerage firms act as market makers for our shares on the OTC Bulletin Board, they may be a dominating influence in any market that might develop, and the degree of participation by such firms may significantly affect the price and liquidity of our shares. These firms may discontinue their market making activities at any time. The prices at which our shares are traded in the market will be determined by these firms and by the purchasers and sellers of our shares, but such prices may not necessarily relate to our assets, book value, results of operations or other established and quantifiable criteria of value.

Any market price for our shares is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect on prices.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends for the foreseeable future.

The application of the "penny stock" rules could adversely affect the market for our stock.

The Securities and Exchange Act of 1934 (the "Exchange Act") requires additional disclosure relating to the market for "penny stocks." A penny stock is generally defined to be any equity security not listed on NASDAQ or a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. Among these exceptions are shares issued by companies that have:

      o net tangible assets of at least $2 million, if the issuer has been in continuous operation for three years;

      o net tangible assets of at least $5 million, if the issuer has been in continuous operation for less than three years; or

      o average annual revenue of at least $6 million for each of the last three years.

We do not currently meet the requirements of these exceptions and, therefore, our shares would be deemed penny stocks for purposes of the Exchange Act if and at any time while our common stock trades below $5.00 per share. In such case, trading in our shares would be regulated pursuant to Rules 15-g-1 through 15-g-6 and 15-g-9 of the Exchange Act. Under these rules, brokers or dealers recommending our shares to prospective buyers would be required, unless an exemption is available, to:

      o deliver a lengthy disclosure statement in a form designated by the SEC relating to the penny stock market to any potential buyers, and obtain a written acknowledgement from each buyer that such disclosure statement has been received by the buyer prior to any transaction involving our shares;

      o provide detailed written disclosure to buyers of current price quotations for our shares, and of any sales commissions or other compensation payable to any broker or dealer, or any other related person, involved in the transaction; and

      o send monthly statements to buyers disclosing updated price information for any penny stocks held in their accounts, and these monthly statements must include specified information on the limited market for penny stocks.

In addition, if we are subject to the penny stock rules, all brokers or dealers involved in a transaction in which our shares are sold to any buyer, other than an established customer or "accredited investor," must make a special written determination that our shares would be a suitable investment for the buyer, and the brokers or dealers must receive the buyer's written agreement to purchase our shares, as well as the buyer's written acknowledgement that the suitability determination made by the broker or dealer accurately reflects the buyer's financial situation, investment experience and investment objectives, prior to completing any transaction in our shares.

These Exchange Act rules may limit the ability or willingness of brokers and other market participants to make a market in our shares and may limit the ability of our shareholders to sell in the secondary market, through brokers, dealers or otherwise. We also understand that many brokerage firms will discourage their customers from trading in shares falling within the "penny stock" definition due to the added regulatory and disclosure burdens imposed by these Exchange Act rules.

The SEC from time to time may propose and implement even more stringent regulatory or disclosure requirements on shares not listed on NASDAQ or on a national securities exchange. The adoption of the proposed changes that may be made in the future could have an adverse effect on the trading market for our shares.

You may not be able to recover damages from our directors and officers for actions taken by them not in your best interest.

Our certificate of incorporation includes provisions which eliminate the personal liability of directors of our company to the extent permitted by applicable law. As a result, stockholders may be unable to recover damages against our directors for actions taken by them which constitute negligence or a violation of certain of their fiduciary duties.

We are controlled by our principal stockholders, and there are other reasons that we may be unattractive to potential acquirors. Our principal stockholders could also approve a sale of our entire company to a potential acquiror on terms that you believe to be unattractive.

As of March 31, 2000, Mitchell Deutsch, together with his children, owned about 40.3% of our outstanding common stock, and James Garfinkel, together with his wife and child, owned about 15.8% of our outstanding common stock. As a result, Mitchell Deutsch, James Garfinkel and their families together are able to elect a majority of our board of directors and otherwise continue to influence our policies and any other matter requiring shareholder approval (including mergers, consolidations and the sale of all or substantially all of our assets). They can also, together or with others, prevent or cause a change in control in our company.

We were recently engaged in discussions regarding a possible sale of the company to a larger real estate related Web site operator, and we anticipate from time to time in the future that similar inquiries could be received and entertained by us or our principal stockholders; however, these inquiries or discussions may never progress beyond preliminary stages (and have not done so to date). On the other hand, our stockholders should recognize that it is possible for the principal stockholders of the company to accept an offer for the company at a price below the price the company or its other stockholders would accept, and by reason of the large number of shares controlled by our principal stockholders, it is possible that the company (or at least a controlling interest in the company) could be sold on terms that you may find to be unattractive. As a general matter, as well, our principal stockholders could sell their shares (and control of the company) without including our other shareholders in such transaction (or giving them the opportunity to sell their shares on the same terms).

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of "blank check" preferred stock with designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could hamper the voting power of our common stockholders. The issuance of a new series of preferred stock could be used in certain circumstances as a method of discouraging, delaying or preventing a change in control in our company. As of March 31, 2000, 1,567.32 shares of Series A Cumulative Convertible Preferred Stock were outstanding. Our Board of Directors has also authorized the issuance of 2,000 shares of Series B Cumulative Convertible Preferred Stock, of which 425 shares were outstanding as of April 27, 2000.

We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless the proposed business combination was approved by our board of directors before the stockholder became an interested stockholder. In general, Section 203 defines an interested stockholder as any shareholder directly or indirectly owning 15% or more of the outstanding voting stock of a Delaware corporation. Section 203 could have the effect of discouraging others from making tender offers for our shares, and also may have the effect of preventing changes in our management.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock.

                           MARKET FOR OUR COMMON STOCK

Our common stock has traded on the OTC Bulletin Board since July 29, 1999, under the symbol "MDDC." The range of high and low bid quotations for our common stock since July 29, 1999 is shown below. Prices are inter-dealer quotations as reported by the NASD and do not necessarily reflect retail markups, mark downs or commissions.

              Quarter ended:                     High             Low
              --------------                     ----             ---
              March 31, 2000                     $8.00            $3.25
              December 31, 1999                  $5.625           $2.875
              September 30, 1999                 $8.00            $3.00
              Prior to July 29, 1999             N/A              N/A

The last reported sale price of our common stock on the OTC Bulletin Board on May 2, 2000 was $1.38 per share. At March 31, 2000, there were 7,766,010 shares of common stock outstanding, which were held by approximately 545 stockholders of record.

                                 DIVIDEND POLICY

We have not paid any cash dividends on our common stock since our formation. The payment of dividends, if any, in the future, is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Our board of directors does not presently intend to declare any dividends on our common stock in the foreseeable future. We anticipate that all of our earnings and other resources, if any, will be retained by us for investment in our business. We are not subject to any material contractual restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 1999. The table should be read in conjunction with our financial statements, and the related notes thereto. See "Financial Statements."

                                                                              December 31,
                                                                                  1999
                                                                              -----------
Capital lease obligations .................................................       $70,882
Notes payable to stockholders .............................................       298,702
Stockholders' equity:
   Preferred stock, $0.01 par value; 10,000,000 shares authorized; Series A cumulative convertible preferred stock, $0.01 par value; $1,000 stated
     value; 2,000 shares authorized, 1,561.23 shares issued
     and outstanding; 20.53 shares subscribed .............................     1,581,760
   Common stock, $.01 par value; 50,000,000 shares authorized, 7,660,948
     shares issued and outstanding ........................................        76,609

Additional paid-in capital ................................................     3,036,154
Options and warrants ......................................................       535,665
Note receivable, stockholder ..............................................       (95,950)
Accumulated earnings (deficit) ............................................    (5,747,453)

Total stockholders' equity (deficiency) ...................................     $(613,215)

                             SUMMARY FINANCIAL DATA

The following table summarizes the historical consolidated financial data for our business. Financial data for periods prior to April 2, 1999, relates almost exclusively to the operations of TDC, the company we acquired on April 2, 1999. The income statement data and balance sheet data set forth below for the years ended December 31, 1998 and 1999 are derived from the audited financial statements as of December 31, 1998 and 1999, and for the periods then ended, included near the end of this prospectus.

Due to the significant changes in the nature of our business during 1999, results of operations in 1998 may not be comparable to our current operations. You should read this financial data in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations"
section included in this prospectus.

                                                           For the Year Ended
                                                              December 31,
Statement of Operations Data:                              1998           1999
-----------------------------------------------------------------------------------------
                                                    (in thousands, except share and per
                                                              share data)
Sales ..............................................   $     1,967    $     2,488
Cost of sales ......................................         1,182            753
                                                       --------------------------
Gross profit .......................................           785          1,735

Operating expenses:
   Product development costs .......................            --            880
  Selling, general and administrative expenses .....         2,353          3,694
Operating income (loss) ............................        (1,568)        (2,839)

Other income (expense) .............................           (78)            10
Merger/acquisition costs ...........................            --            215
                                                       --------------------------
Net income (loss) ..................................        (1,647)        (2,829)
                                                       ==========================
Basic and diluted net income (loss)
  per common share .................................   $     (0.27)   $     (0.41)

Weighted average number of common shares outstanding
        (basic and diluted) ........................     6,024,773      6,956,929

                                                       December 31,   December 31,
                                                           1998           1999
Balance Sheet Data:                                          (in thousands)
-----------------------------------------------------------------------------------------
Cash ...............................................   $        56    $       620
Current assets .....................................           715            955
Current liabilities ................................         2,045          1,878
Deferred revenues ..................................         1,084            521
Working capital net of deferred revenue ............          (246)          (402)
Total assets .......................................           855          1,352
Total stockholders' equity .........................        (1,278)          (613)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements contained in this section that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. From time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in our various filings with the SEC, or press releases or oral statements made by or with the approval of our authorized executive officers.

These forward-looking statements, such as statements regarding anticipated future revenues, capital expenditures and other statements regarding matters that are not historical facts, involve predictions. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. We do not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events. Many important factors affect our ability to achieve its objectives, including, among other things, technological and other developments in the Internet field, intense and evolving competition, the lack of an "established trading market" for our shares, and our ability to obtain additional financing, as well as other risks detailed from time to time in our public disclosure filings with the SEC.

Our financial condition and results for periods prior to April 2, 1999 are almost entirely attributable to the historical results of TDC, which was deemed the acquiror for accounting purposes in our business combination with TDC that was completed on April 2, 1999.

RESULT OF OPERATIONS FOR FISCAL YEARS ENDED 1999 AND 1998

Our total revenues for the fiscal year ended December 31, 1999, were $2,488,434 compared to $1,966,713 for the fiscal year ended December 31, 1998. $874,218 of revenues in 1999 were attributable to non-recurring income received in the second quarter of 1999 on existing agreements and to the recognition of deferred revenue on a previously prepaid licensing agreement. We anticipate that within the next few quarters, we will begin to receive material revenues from new sources, namely Internet advertising, Web site subscriptions, sales of eReports and eLeads, as well as from further licensing of our content to real estate related Internet sites.

We expect, but can not guarantee, that for calendar year 2000, more than half our revenue will be derived from these new Internet related sources, whereas for the fiscal year 1999, these revenue sources provided only 14.1% of our total revenues. Our revenue from Internet related sources during 1998 was negligible.

Our cost of sales for the fiscal year ended December 31, 1999 was $753,013 compared to $1,182,158 for the fiscal year ended December 31, 1998. Our cost of sales fell in 1999 primarily as a result of the reassignment of many of our data acquisition employees to Web site development functions as part of the transition of our business to the Internet. Primarily as a result of our cost of sales improvements, and our increased Internet related revenues, our gross margin averaged 70% of total revenues during the fiscal year ended December 31, 1999, compared to 40% of total revenues during the fiscal year ended December 31, 1998. We anticipate that our gross margins in future periods could continue to improve, but at a much more modest rate, based on our belief that our total revenues will increase faster than our related costs of sales as we move the primary means of distributing our data products to the Internet and we expand our revenue sources to include the new Internet related sources described above which can be derived by us with very little in the way of incremental costs beyond the fixed Internet costs that we have already invested or have budgeted for future periods. Our cost of goods sold includes referral and revenue sharing payments that we will be required to make to third party Web site operators for certain types of Internet related revenues under our agreements with such operators. To date, these payments have not been significant, but we


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

expect that as our Internet related revenues grow, these payments to third party Web site operators will grow as well.

Operating expenses increased from $2,352,893 for the fiscal year ended on December 31, 1998 to $4,573,958 for the fiscal year ended December 31, 1999. This increase is largely attributable to our Web site development expenses of approximately $880,433 incurred during 1999. Prior to the commencement of the transition of our business to the Internet, we had no Web site development expenses and, accordingly, our Web site development expenses during the fiscal year ended on December 31, 1998 were negligible. Our $880,433 of Web site development expenses during 1999 includes our payroll expenses for all our new hires and internal transferees assigned to Web site development activities. Our payroll expenses for other new hires not assigned to Web site development activities, primarily sales staff, also grew significantly in the 1999 fiscal year over the 1998 fiscal year. A substantial portion of our payroll expense increases are attributable to non-cash charges arising from increased stock-based compensation provided to new hires and existing staff members. We expect payroll expenses to increase in future periods, as well, as we continue to build out our management team and a national sales force.

Our net loss increased from $1,646,795 for the fiscal year ended December 31, 1998 to $2,829,346 for the fiscal year ended December 31, 1999. In other income/expense, we recorded $215,000 of legal and accounting expenses incurred in connection with our acquisition of TDC in 1999. During these periods for 1998 and 1999, our net loss per share increased from $0.27 to $0.41.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 1999, our cash balance was $619,546 and we had a working capital deficit (excluding total deferred revenue) of $401,985. For the fiscal year ended December 31, 1999, our net cash used in operating activities was $1,244,102. Of this $1,244,102, we used $215,000 for non-recurring merger and acquisition expenses relating to our purchase of TDC.

Total cash flows from financing activities increased from $199,038 for the fiscal year ended on December 31, 1998 to $2,111,013 for fiscal year ended December 31, 1999.

Our working capital requirements depend upon numerous factors, including, without limitation, levels of resources that we devote to the further development of our Web site and marketing capabilities, technological advances, status of competitors and our ability to establish collaborative arrangements with other organizations. We are seeking to raise up to $15 million of additional capital from private investors and institutional money managers during the second quarter of 2000, but there can be no assurance that we will be successful in doing so. If we are not successful in raising any of this additional capital, our current cash resources are expected to be sufficient to fund our current operations only into the second quarter of 2000. As described in more detail above, during the month of April, 2000, we issued 425 shares of Series B Cumulative Convertible Preferred Stock and related common stock purchase warrants for $425,000, and we are engaged in preliminary discussions regarding an adjustment downward in the purchase price which could result in a partial refund of these proceeds or the issuance of additional securities without charge. We intend to accelerate our development and infrastructure spending in the coming calendar quarters if we have sufficient capital resources available to do so, however, our ability to do so is highly uncertain at this time. Our independent auditors have noted in their report on our 1999 financial statements that there are existing uncertain conditions that we face relative to our capital raising activities, and these conditions raise substantial doubt as to our ability to continue as a going concern.

                           DESCRIPTION OF OUR BUSINESS

We provide integrated real estate transaction facilitation, due diligence and research content over the Internet. We currently develop, license, co-brand, reformat, integrate and enhance over 70 proprietary databases that include real estate related business-to-business and consumer information. Business information includes real estate transaction due diligence, risk assessment and valuation information. Consumer services consist of data products covering over 61,000 communities in the United States, and neighborhood profiles containing school, town and community, crime, culture, affordability, environmental hazard, property ownership, tax, demographic and lifestyle characteristic data. We currently employ 39 full-time officers, data managers, Web site developers, salespeople and support personnel.

We believe that our Internet Web site and related co-branded Web sites have the potential to become key destination sites for low cost real estate due diligence information, and that we can create and capture value for our business and shareholders by linking real estate professionals - including brokers, lenders, appraisers and insurers - with consumers, businesses and investors through our Internet data services. We currently generate most of our revenues from licensing our content to other Internet sites, and we expect to generate further revenues from selling eReports and subscriptions on our Web site, selling national and local advertising, collecting fees for eLeads (in which, with our users' consent, we electronically match and link our users with selected providers of services or products that we believe will be of interest to the users) and collecting fees for providing customized information services (our customized information services are provided primarily to regional real estate multiple listing services, or MLSs).

Through our licensing and co-branding activities, we provide our data content to other popular Internet Web sites, many of which provide links back to our Web site through their Web sites. If users on these licensed or co-branded sites desire further information beyond the summary or snapshot data we license or co-brand, they may obtain detailed customized reports from our Web site, for a small charge per report or on an annual subscription basis, and we share the revenues we earn from the sales of these detailed eReports with the referring Web site owner. We have also commenced work on a remote data delivery program where our data can be delivered directly to the screen of a licensee Web site's end user in response to a query by that end-user, and we will provide these data delivery services to the licensee Web sites on a pay-per-use basis, under a flat fee unlimited use license, or through a combination of these methods.

We have been successful in completing licensing agreements for our content with a number of key Internet real estate destination Web sites, including www.REALTOR.com, the country's leading real estate listing Web site with 1.3 million residential listings, and www.Move.com, the real estate portal created by Cendant Corporation. Cendant Corporation is the franchisor of three of the country's top five real estate brokerage brands (Century 21, Coldwell Banker and ERA).

The content we currently provide (through our Web site and/or through co-brand sites or other licensing arrangements) includes (i) "Neighborhood Place," which allows users to generate comparative data analyses of several neighborhoods, including crime statistics, town and community profiles, census and demographic information, neighborhood lifestyle characteristics and school reports; (ii) "Relocation Place," which provides a pre- and post-move resource center to help users plan and estimate the cost of their relocation; (iii) public records property data, which allows users to research properties for sale, foreclosures, comparable sales and many other types of information; and (iv) risk hazard assessment data, which allows users to obtain data regarding environmental hazards and crime risk.

Revenue Sources

We classify our five intended sources of revenues as follows:

      o Licensing. We currently license our information to several real estate destination Web sites and Internet portals (see "Major Customers" below), and we plan to license selected data products to additional real estate destination Web sites and Internet portals, either by creation of co-branded sites (as we do now) or by delivery of data directly to the screen of a licensee Web site's end user (which we are developing).

      o eCommerce. We generate revenue through the sale of over 40 types of premium reports delivered via the Internet, including comprehensive town, community, school, comparable sales, property tax and environmental hazard reports. Typically, real estate professionals, investors and consumers visiting our Web site (or third party sites that have licensed some or all of our database offerings), regardless of whether or not they are subscribers, will receive free snapshot, summary or profile data reports. Viewers are then encouraged, with regard to the data sets they are most interested in, to purchase full eReports and/or annual eSubscriptions from our Web site.

      o Advertising Placement. We have defined the data categories in our national databases into discrete subsections based on finely focused geographic areas. As a result, through our content categories, we are able to offer advertisers a highly targeted audience focused on goods and services typically needed in the period six months before and six months after a real estate transaction. This means, for example, that we can customize ad banners to offer local businesses the ability to advertise directly to potential home buyers researching nearby neighborhoods or ZIP codes, and we can offer national advertisers the ability to advertise on the higher traffic portions of our Web site (or co-brand sites), or to tailor their ads to the demographic profile of the specific neighborhood being viewed. Given the demographics of our Web site viewers (primarily real estate investors, brokers, sales people and potential home buyers) and our ability to advertise (in the manner of local businesses) directly to potential home buyers researching specific neighborhoods and our ability to customize our ads on a local ZIP code and neighborhood basis, we expect to be able to sell ad space on our Web site for a premium over the general market price per page view for untargeted national advertisements on the Internet. Ad sales will be coordinated by our national sales force, which we are currently in the process of recruiting and developing.

      o eLead Generation. By offering free access to some of our content and reports, we can collect registration leads and generate revenues through the sale of those leads, with the consent of the registered users. In addition, we plan to develop and sell Web-based lead generator content and products to real estate professionals and to providers of ancillary goods and services. In connection with our eLead generation sales efforts and ad placement sales to date, we have identified over 40 types of businesses (by SIC code) that would have an interest in being referred active prospects who are researching localized real estate information on our Web site. Examples of businesses we will be marketing eLeads to range from real estate brokerage firms to moving companies to local retailers, contractors, utilities, and other localized businesses and service providers.

      o Custom Information Services. Finally, we provide customized information and data-to-Web solutions, management and operation services to real estate MLSs. Prior to the end of 1998, almost all of TDC's total revenues were derived from MLSs under long-term (two to five year) custom information services contracts. Through the use of proprietary data standardization, clean up, and matching procedures we developed, we have been able to decrease our costs and increase our profit margins on this source of business revenues.

INDUSTRY OVERVIEW

The Real Estate Industry

According to the United States Department of Commerce, in 1998 the U.S. real estate industry accounted for approximately 15% of the gross domestic product of the United States, and was therefore one of the largest sectors of the economy. The real estate industry is commonly divided into the residential and commercial sectors. The residential sector includes the purchase, sale, rental, remodeling and new construction of homes and represented approximately $1.5 trillion of commerce in 1998. The commercial sector includes the lease, resale, and new construction of property for businesses and represented approximately $300 billion in 1998.

The Residential Real Estate Market

Buying a home is generally regarded as the largest financial decision and one of the most difficult and complex processes most consumers will ever undertake. An enormous network of support services and products exists to


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assist consumers in finding or building a property, renting or buying a property, moving, owning a property and selling a property.

Home buyers require an extensive amount of information and several decision tools to help bolster confidence during the home buying process. To make an informed decision, consumers need access to comprehensive information and rely upon a series of professionals, including real estate agents, and ancillary service providers, such as mortgage brokers, title agents, escrow agents, attorneys, inspectors and appraisers. These professionals and ancillary service providers offer products and services, such as mortgages, title insurance, credit reports, appraisals, neighborhood and community profiles, and inspections that generated in excess of $49 billion in transaction fees in 1998. In addition, real estate transactions often lead to lifestyle changes for consumers, including changing neighborhoods, schools, shopping malls, banks, grocers, cleaners and other retail relationships.

Growth of the Internet

International Data Corporation estimates that the number of Internet users worldwide exceeded 95 million in 1998, and will exceed 170 million by the end of 2000 and 319 million by the end of 2002. International Data Corporation also estimates that commerce over the Internet will increase to more than $400 billion by 2002. Growth in Internet usage has been fueled by a number of factors, including:

      o A large and growing base of personal computers in the workplace and home;

      o     Advances in the performance of personal computers and modems;

      o     Improvements in network systems and infrastructure;

      o     More readily available and lower cost access to the Internet;

      o     Increased awareness of the Internet among businesses and consumers;

      o Increased volume of information and services offered on the Internet; and

      o Reduced security risks involved in conducting transactions on the Internet.

Growth in Internet usage is expected to continue as new technologies, such as multimedia capabilities, are developed and adopted, as Internet access and bandwidth increases, and as Internet content improves and becomes more interactive.

Business to eCommerce Services

According to a recent report published by Jefferies & Company in December 1999 entitled "b-eCommerce Services Business Services For The New Economy", the business to eCommerce services sector should experience growth rates of 50% to 60% annually for the next three years, dramatic revenue growth, and gross profit margins in the 35% to 40% range. The report also states that `Click and Mortar' companies, those with traditional business expertise or facilities which are leveraged with significant investments in the Internet, are particularly well positioned to profit in this emerging sector.

The Internet and Real Estate

The emergence and acceptance of the Internet is fundamentally changing the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. We believe that the real estate information industry is particularly well suited to benefit from the Internet because of its size, fragmented nature and reliance on the exchange of information. The Internet offers a compelling means for consumers, real estate professionals and ancillary service providers to come together to improve the dissemination of information and enhance communication.

Recognizing the commercial potential of the Internet, a number of residential real estate-related Web businesses have been established, including Web sites that aggregate data from real estate MLSs, real estate chains, and


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

brokers of different regions. Aggregators include Homestore.com, Microsoft's HomeAdvisor and Yahoo. These real estate destination sites enable users to quickly access a wide range of real estate listings to search for a home using specific criteria, including location, size, price and neighborhood. As a result, these sites are increasingly becoming an important part of the home buying process for many consumers. Based on a 1999 study by the U.C. Berkeley Fisher Center for Real Estate and Urban Economics, a significant portion of existing homes listed for sale in the United States are listed online and the number of home buyers using the Internet to shop for a home is increasing. A recent survey by the California Association of Realtors showed that nearly 40% of home buyers used the Internet as part of the home buying process.

The MonsterDaata Solution

Our business focus is currently that of a "B2B2C" (business to business to consumer) provider of tools and data products that enhance our customers' Web sites. We are able to work with a wide range of real estate and related Web sites who view our content as important to enhancing "stickiness" (longer visits or repeat usage) in their sites. We provide comprehensive real estate transaction facilitation, due diligence and research content in one convenient location. With our products and services, we allow our clients and users to bypass traditional expensive, fragmented real estate information sources and intermediaries. We allow real estate professionals, consumers and investors immediate centralized access to a broad range of critical real estate information from their own homes or offices. In addition, our services and products assist real estate agents, brokers and other professionals to better market their services, become more productive and compete more effectively during the real estate transaction process. We believe that we are also well positioned to provide services to ancillary service providers and consumers buying or selling a home.

We have six primary data product and service categories that, according to our research and experience over the past eight years, have shown to be critical tools and services sought by professionals, and now, to a growing extent, by consumers directly. These product and service categories are due diligence, valuation, risk assessment, target marketing, data enhancement and ancillary products and services. The information underlying these data products are developed in-house or licensed and reformatted, then integrated and enhanced for over 70 data sets and for over 61,000 communities nationwide. Such information includes crime, school, life style characteristics, culture, town and community, affordability, demographic, ownership information for more than 90 million residences, over 30 million sales transactions, environmental hazards and new construction and permit data. This information is packaged and provided to real estate professionals and consumers via our Web site and via Internet destination sites, including:

      o Cendant's move.com - a relocation, real estate and home-related services Internet portal. Cendant is the franchisor of three of the five leading real estate franchises in the country, Century 21, Coldwell Banker and ERA;

      o Homestore.com's REALTOR.com - currently the country's largest real estate listings portal, with approximately 1.3 million listings;

      o iOwn.com and MortgageIT.com - two leading mortgage and real estate listing portals;

      o Network Communications (ncinfo.net) - the largest publisher and provider of printed and online real estate advertising in North America;

      o Signonsandiego.com - a San Diego Tribune site offering San Diego's most comprehensive online community with seven million monthly page views;

      o CityNews.com - a City News, Inc. company offering free online classifieds generating over seven million monthly page views; and

      o Thomson Interactive Media (www.tim.com) - part of Thomson Newspapers, one of the main operating units of The Thomson Corporation, one of the world's leading information companies.

In addition, consumers require a variety of products and services throughout the home and real estate purchase and sale cycle. The real estate transaction offers service providers and retailers the opportunity to target consumers at a


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

time when they are shifting their buying patterns. Providers and retailers of products or services that can be marketed to people who are buying property and relocating to a new neighborhood need an effective mechanism to reach consumers who are motivated prospects for their offerings. Ideally, these providers of products and services would have a centralized location where they could advertise their offerings to a target group of consumers who are engaged in a real estate buying and relocation process. We believe that our Web site presents such service providers and retailers with an effective medium to reach these consumers through highly-customizable directed advertisements and through our eLead generation business to consumer matching programs.

Our Products and Services

Our six primary data product and service categories currently include:

1. Neighborhood Place. This popular category allows consumers to see comparative data analyses of several neighborhoods simultaneously including crime statistics, town and community profiles, census and demographics, neighborhood lifestyle characteristics and school reports. Real estate professionals also use this service to prepare customized presentation packages for their clients. The presentation packages can be personalized with the broker's name and contact information, which provides the broker with a useful marketing tool and a potential competitive advantage over brokers not using our Web site offerings under this data category.

2. Evaluate Properties (Public Records Data). This information tool is used to research a property, discover sales prices of comparable properties, identify potential "good buys" through listed foreclosures, or investigate a wide variety of publicly recorded data about a person, property, or legal situation. Records provided, which vary by jurisdiction, include:
      (i) property tax assessments; (ii) property data; (iii) deed and mortgage recordings (property sales and financings); (iv) comparable sales; (v) tax parcel maps (also known as assessor plat maps); (vi) foreclosures and bank real estate offerings; (vii) Personal Private-Eye(TM), which covers liens, judgments and court documents; and (viii) copies of original deeds and mortgage recordings.

3. Risk Hazards Assessment. We provide a complete resource risk library with a compendium of data designed to help the user minimize risk and reduce or eliminate liability in a real estate or financial transaction. Depending upon the jurisdiction, data provided includes: (i) Environmental and Health Hazards; (ii) Crime Risk; (iii) Flood Reports; and (iv) Earthquake Epicenter, Disclosure and Pollution Reports.

4. My Best Customers (Target Marketing). We plan to offer a national center for customer prospecting, marketing and list fulfillment services on our Web site that is directed primarily at real estate professionals and ancillary service providers. This information can be used to identify marketing prospects within a given geographic area and to provide residential and business addresses and phone numbers of prospects. Data and services will include the following: (i) eLead Generation Program;
      (ii) Reverse Telephone Directory; (iii) Mailing List and Label Services; and (iv) Mail House and List Fulfillment Services.

5. Make My Daata (Data Enhancement). We plan to offer value-added tools to help business users build and enhance, correct, standardize, and clean their own prospect lists and other databases. These tools are designed, among other things, to transform lists such as for-sale inventory, public record data, and internal mailing lists, into useful marketing databases. Our data enhancement services will include: (i) Geocoding; (ii) Electronic Street Mapping; (iii) List Clean Up, Standardization, and Postal Coding;
      (iv) National Change of Address Cleansing; (v) Phone Append; (vi) Property and Real Estate Listing Data Clean-up and Standardization; and (vii) Postal Discounts.

6. Did You Know Daily, Other Professional Resources. We will offer a wide variety of ancillary products and services of interest directed to real estate professionals, including Virtual Realtor(R)

      Store, an online catalogue of the principal goods and services routinely used by Realtors in the course of their business, and daily top 10 lists, and real estate facts and entertainment.

In addition, we currently provide the consumer and professional user with a number of useful and entertaining features to attract and keep viewers on our Web sites:

      o Compare Neighborhoods Snapshot. Users can see a comparative snapshot analysis of up to five neighborhoods at once containing: school profiles, crime statistics, town and community profiles, census and demographics, and neighborhood lifestyle characteristics.

      o Evaluate Properties. Users can identify and find a specific property and obtain a detailed description from building and other public records data, then find up to 15 comparable sales, review the last recorded sales price, and obtain property valuation reports for the property.

      o Pre- and Post-Move Resource Center. This feature provides a budgeting calculator function and moving resources, including information about homes and apartments for sale or rent, new homes, classified job listings, and mortgage comparison information.

      o Links. The links feature permits users to link to other sites in order to conduct checks on nannies, pre-school facilities, sex offenders and other items of interest to people considering a new neighborhood.

      o Professional Services. We plan to add a professional services feature to assist buyers and sellers in finding real estate transaction-related services such as Realtors, mortgage companies, home inspectors, title companies, insurance companies and attorneys.

      o Identify Best Prospects. We plan to develop this feature for real estate professionals in order to help them discover the best target marketing tools available, generate qualified prospecting leads on a daily basis, and continually purge and enhance their own prospect databases.

      o Top Ten Lists. We plan to offer new nationwide top ten lists every two days, including information categories such as best schools, places to live, quality of life, most expensive, least expensive, worst and best crime areas, lifestyle characteristics, and fastest growing communities.

Marketing and Sales Strategy

Our primary marketing objective is to grow our user base and brand, and thereby expand our Web site traffic and our Internet related revenue sources.

Historically, our marketing activities have been generally limited to making sales calls on MLS prospects for the customized information services we provide. During the past several quarters, as we have refocused our business on Internet based revenue sources, we have been recruiting and developing a proactive, centralized marketing group responsible for positioning and repurposing our expanded service offerings and ensuring that each of our Internet services is competitive and appealing to these same professionals as well as to a mass audience. If we have sufficient financial resources available to us, we intend to commit significant additional capital to expanding our distribution through portal and related business-to-business Internet companies, and to initiate an advertising campaign targeted primarily at selected vertical business segments.

We plan to enhance our brand identity through a variety of marketing methods, including: (i) brand development; (ii) publication of our domain name; (iii) enhancement of the look, tone and attitude of our Web site; (iv) establishment of a brand personality that appeals to our target market; (v) development of a dialogue with customers and real estate professionals through special promotions and affinity programs; (vi) frequent emails; (vii) customer care programs;
(viii) development of strategic alliances; (ix) direct mail and (x) participation in trade shows.

Additional planned marketing and sales strategies include:

      o Licensing and Strategic Alliances. Licensing our technology and content solutions to potential strategic partners including popular portals and real estate related destination Web sites.

      o Advertising and Sponsorship Opportunities. Distinguishing ourselves from our competition through the creation of unique advertising and sponsorship opportunities that are designed to build brand loyalty for our corporate sponsors as well as for ourselves. We plan to offer an assortment of advertising options to our clients, allowing them to select the means by which they present themselves to our Web site users.

      o Expanded Sales and Marketing Force. Subject to our financial resource limitations, we are seeking to continue with an aggressive expansion of our sales force for our specific revenue streams. Our Chief Executive Officer currently takes a direct role in servicing our key national accounts, and we recently hired two national accounts managers who operate out of our New York City sales office, one from a Virginia sales office, and one from a Los Angeles sales office. Several additional junior salespeople and lead generation researchers are being hired. Sales groups will be broken into sales specialist teams, focusing on specific industry and consumer sites where we believe that we have the strongest sales opportunities. We are seeking to fill positions in advertising sales, lead and list sales, national account sales, professional sales, sales and marketing management.

      o Public Relations. We plan to launch an aggressive public relations campaign geared at real estate business and technology writers and consumer publications specializing in real estate and personal finance. Press releases and promotional programs will be issued and press conferences will be held in order to expand coverage of our activities. In addition, management will seek opportunities to participate in Internet and real estate industry forums.

      o Viral Marketing. We expect that many of our Web site users may themselves be part of one of the 40 major business groups we have identified with an interest in reaching consumers during the period six months before or after a real estate transaction. We will enable those users to purchase local and regional advertising sponsorships online, without leaving our Web site, on a fully automated basis, and will encourage those users to provide a link to our Web site on any Web sites they may maintain, again on a fully automated basis.

      o Foster MonsterDaata Community Affinity. We plan to develop an affinity program with strategic partners to provide free and/or discounted products and services for our users.

Major Customers

We provide licensed, custom applications or co-branded content to the following customers:

      o Cendant move.com - a relocation, real estate, and home-related services Internet portal. Cendant is the franchisor of three of the five leading real estate franchises in the country, Century 21, Coldwell Banker and ERA;

      o Homestore.com's REALTOR.com - currently the country's leading real estate listing Web site with 1.3 million residential listings;

      o iOwn.com and MortgageIT.com - two leading Internet mortgage and real estate listing portals;

      o Network Communications, (ncinfo.net) - the largest publisher and provider of printed and online real estate advertising in North America;

      o Signonsandiego.com - a San Diego Tribune site, offering San Diego's most comprehensive online community with seven million monthly page views;

      o CityNews.com, a City News, Inc. company offering free online classifieds generating over seven million monthly page views;

      o Thomson Interactive Media (www.tim.com) - part of Thomson Newspapers, one of the main operating units of The Thomson Corporation, one of the world's leading information companies; and

      o six regional real estate MLSs, including the MLS of Long Island, NY serving over 12,000 customers, the Greater New Jersey MLS, serving 5,000 members, and Metro Listing Service in Atlanta, serving over 11,000 users.

Our customer base is diverse enough that we would expect the loss of any one of our major client relationships to not by itself have a material adverse effect on our business.

Our Proprietary Databases

With over 61,000 communities under coverage, we believe that we are the nation's largest and most sophisticated online, total solution, information system covering real estate property and transaction due diligence information. Our proprietary database of key ownership, sales and neighborhood information is the product of over seven years of our research and development efforts. In combination with other databases which we have developed or licensed the right to use, we cover over 90% of U.S. households with approximately 30 million real estate transactions and nearly 90 million property ownership records, as well as neighborhood, crime, demographic, lifestyle, risk hazard, and school information for the entire Unites States.

We have developed a robust data collection and proprietary confirmation system supported by our trained research staff and our proven computer and communications hardware and software systems. Many of our researchers have prior experience in the residential real estate, fact checking, and data analysis industries. We currently provide selected data coverage for all major property types, including residential, commercial, office, industrial, retail, specialty, multi-family, hotel/motel and land. These property types are further categorized by nearly 150 specific use codes. Our software allows users to search the database efficiently and quickly and to view specific detailed and comprehensive data coverage of property information in all covered markets.

We also have developed expertise in the transcription and standardization of data from microfilms of non-standardized deeds, ownership records, assessment files, and other public records from thousands of jurisdictions nationally. We can collect disparate data carried in multiple source hard copy and electronic formats and convert them into a single, standardized format, and much of the data conversion work we do follows rules and procedures we have developed for our proprietary use. Further, we have developed our own in-house capabilities to display data sets geographically, as points or areas on a map.

Competition

The market for Internet real estate data services is relatively new, intensely competitive and rapidly changing. In the on-line real estate industry, the principal competitive factors we have identified are:

      o     Quality and depth of the underlying databases;

      o     Proprietary methodologies, databases and technical resources;

      o     The usefulness of the data and reports that can be generated;

      o     Effectiveness of the provider's marketing and sales efforts;

      o     Customer service and support;

      o     Compatibility with key customer's existing information systems;

      o     Reputation for reliability;

      o     Price;

      o     Timeliness; and

      o     Brand loyalty.

We compete directly and indirectly for customers and content providers with the following categories of companies:

      o Online services or Web sites targeted to real estate brokers, buyers and sellers of real estate properties, insurance companies, mortgage brokers and lenders, such as eNeighborhoods.com, Homefair.com (recently purchased by Homestore.com), SmartHomeBuy.com, NearMyHome.com, TheSchoolReport.com, Public Priority Systems (School Match), 2001Beyond.com, CAP Index (Crime Check), Claritas, Inc., National Decision Systems, AMSHomefinder.com, HomePriceCheck.com, Move.com, HomeGain.com, RealEstate.com, Homes.com, Homestore.com, HomeSeekers.com, Microsoft's Home Advisor and numerous specialized sites with limited coverage and local sites.

      o Public record providers such as Experian, Acxiom DataQuick, Factual Data Corp., Baca Landata, Vista Information Solutions and TransAmerica Intellitech.

We believe that our national comprehensive coverage, the broad range of our integrated real estate data products, and the structure of our database-to-Web content delivery system provide us with a competitive advantage in the marketplace. However, many of our existing competitors, focusing on niche areas such as school, public risk hazards and other specific subjects, as well as a number of potential new competitors, have longer operating histories in the Internet market, greater name recognition, larger customer bases, greater user traffic and significantly greater financial, technical and marketing resources. In order to gain market acceptance, we may elect to provide products at reduced prices or at no cost. The competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, subscribers, distribution partners and content providers and may be able to respond more quickly to new or emerging technologies and changes in Internet user requirements.

We have identified the following potential competitive advantages of our product offerings and Web site from which both real estate professionals and consumers can possibly benefit:

      o more precision in searching data for specific neighborhoods (rather than simply for ZIP codes or metropolitan areas) creating a more satisfactory and relevant user experience;

      o full national or more expansive coverage of many of our available datasets;

      o timely data for the current year, as well as projections for many datasets indicating future trends;

      o     visual presentations and neighborhood mapping; and

      o     property valuation data.

Our Content Providers and Suppliers

Besides content which we develop ourselves, our principal supply of raw data which we then process and integrate come from a variety of content partners, public record databases and deed and mortgage recordings. As we have expanded our business over the Internet, our content supply sources have diversified to include national demographic, culture, community, crime and school data. Other important suppliers include:

      o Applied Geographic Systems, Inc., one of the leading providers of demographic, crime and neighborhood profile data;

      o International Data Management, a value-added reseller of Lexis-Nexis real property data with facilities in the Philippines;

      o 2001 Beyond, Inc., a leading provider of public, private, parochial, charter and magnet school data; and

      o Vista Information Solutions, a leading provider of environmental and property data reports.

Protection of Our Intellectual Property

We rely on a combination of copyrights, trademarks, trade secret laws and contractual arrangements to protect our intellectual property rights. We do not own or license any patents.

With respect to our databases, copyright protection is available for the originality and creativity we use in the selection and arrangement of the data included therein and we have obtained copyright registrations from the United States Copyright Office for some of our databases. Copyright protection does not, however, extend to the facts included in any of the databases.

The proprietary applications we use in connection with the compilation of our databases are also protected by copyrights we own. Copyrights in our software protect the source code and "look and feel" of the program from plagiarism. Nevertheless, other programs which could perform the same functions can exist without violating our copyrights.

We obtain some of the raw data used to compile our databases through license agreements with third parties such as private commercial data providers and governmental or quasi-governmental agencies. These license agreements typically permit us to resell or re-license the information as part of a larger database. To the extent any of these agreements impose restrictions upon resale, we will, in turn, impose such restrictions upon our customers through contracts and the terms of our Web site User Agreement.

We believe that our proprietary know-how in the cleanup, integration, and display of disparate non-standardized data sets, and the technical and creative skills of our personnel and principals, are critical factors in establishing and maintaining our business. Therefore, we enter into confidentiality agreements with our key employees and consultants, and seek to control access to and distribution of our proprietary information. There can be no assurance that these precautions will prevent misappropriation, infringement or other violations of our intellectual property. It is also possible that third parties who are not bound to any agreements with us will copy or otherwise use the content on our Web sites without authorization.

We use and have registered with Network Solutions, Inc., the following names as Web site addresses:

      o     MonsterDaata.com

      o     Big-Decisions-Made-Easy.com

      o     One-Stop-Daata-Shop.com

      o     Make-My-Daata.com

      o     Neighborhood-Place.com

      o     Relocation-Place.com

      o     Personal-Private-Eye.com

At present, all our Web site addresses automatically direct the user to our main Web site at MonsterDaata.com. In the future, we may decide to use our other Web site addresses for specialized Web sites, powered by our servers.

Applications have been filed in the U.S. Patent and Trademark Office to register our rights in certain trademarks, namely, DAATA SUPERSTORE, MAKE MY DAATA, NEIGHBORHOOD PLACE, PERSONAL PRIVATE EYE, and RELOCATION PLACE. We are preparing to file for registration of the trademark MONSTERDAATA.COM and our slogan "Information that really hits home" in a distinctive logo form. No assurance can be given regarding our ability to obtain registrations for the trademarks that are the subject of the applications we have filed (or are intending to file), and even if we are successful in obtaining trademark registrations, there can be no assurance that our rights to these trademarks will be free from challenges.

Properties

We lease office space at 115 Stevens Avenue Valhalla, NY 10595, under a five year noncancelable lease expiring December 31, 2000. We pay property taxes, insurance, and other related expenses to the leased properties. Our rent expense was $91,908 and $87,575 for the years ended December 31, 1999 and 1998, respectively. Additionally, we signed a lease for our New York City office this year which houses our sales, marketing, and Web development and Web site management operations. The New York City lease expires June 30, 2004, and provides for an annual aggregate rent of $37,178.

Governmental Regulations Affecting our Business

Our operations are not currently subject to direct regulation by any governmental agency in the United States beyond the typical regulations applicable to businesses generally. A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including:

      o     on-line content;

      o     user privacy;

      o     taxation;

      o     access charges; and

      o     jurisdiction.

The adoption of new laws or the unfavorable application of existing laws may decrease the use of the Internet, which would stifle our growth and decrease anticipated demand for our services. New laws or changes in the application of existing laws could also increase our cost of doing business or otherwise have an adverse effect on our business and growth strategy. Such laws may address one or more of the following:

      o On-line Content and User Privacy. The growth in on-line commerce could result in more stringent consumer protection laws and regulations covering such topics as permissible on-line content and user privacy, including the collection, use, retention and transmission of personal information provided by on-line users. Such consumer protection laws could result in substantial compliance costs and could interfere with the conduct and growth of our business.

      o Taxation. The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made that could impose taxes on the sale of goods and services and certain other Internet activities. Previously, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. This moratorium is expected to end on October 21, 2001. Nonetheless, we cannot assure you that future laws imposing taxes or other regulations would not substantially impair the growth of our business and our financial condition.

      o Access Charges. The Federal Communications Commission recently characterized dial-up Internet traffic bound for Internet service providers as jurisdictionally mixed but largely interstate in nature. However, the Federal Communications Commission has made it clear that its position does not affect its long-standing rule that Internet and other information services are exempt from interstate access charges, and it does not change the manner in which consumers obtain and pay for access to the Internet, nor does it transform the nature of traffic routed through Internet service providers. Certain local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers, but not consumers. If these access fees are imposed on the Internet service providers, the cost of communicating on the Internet could increase, which could decrease demand for our developing Internet services.

      o Jurisdiction. Our on-line services are available over the Internet throughout the country, and as a result, we expect to sell to numerous consumers resident in multiple states and even potentially outside the United States. Such jurisdictions may claim in the future that we are required to qualify to do business as a foreign corporation in their states or obtain other qualifications in each such states or countries. Our failure in the future to qualify as a foreign corporation in a jurisdiction where we may be required to do so could subject us to taxes and penalties for the failure to so qualify, and could limit our ability to conduct litigation to enforce our rights and protect our intellectual property in such states. Our Internet operations could also provide a jurisdictional basis for lawsuits against us in distant or inconvenient forums, and it could be difficult or costly for us to defend ourselves in any such lawsuits.

Our collection of data from primary sources is often subject to Federal Freedom of Information Act laws and regulations and local, county and state interpretations of that Act. A change in these laws, regulations or interpretations, or additional laws and regulations, could have an adverse effect on our business by limiting our ability to collect certain of our data sets.

                                   MANAGEMENT

Our Directors and Executive Officers

The following table sets forth certain information regarding the members of our board of directors and our executive officers:

              NAME                          AGE                POSITION
              ----                          ---                --------
         Mitchell Deutsch................   43            Chief Executive Officer and President, Chairman of the Board

         John Evans......................   39            Chief Financial Officer and Executive Vice-President -
                                                          Corporate Development

         Mark Nathan.....................   34            Chief Technical Officer

         Sarah Ferguson..................   41            Chief Sales Officer

         Marc Siden......................   32            Executive Vice President - Strategy

         James Garfinkel.................   42            Secretary, Treasurer, Vice President, Director

         Thomas Ingegneri................   55            Director

MITCHELL DEUTSCH has been a member of our board of directors and our Chief Executive Officer and President since April 2, 1999. He assumed these positions in connection with our acquisition of TDC. Mr. Deutsch is also the Chairman of the Board of Directors and the President and Chief Executive Officer of TDC, positions which he held since 1992. Mr. Deutsch has developed and marketed information products and services to the real estate industry since 1987, when he was a partner in Real Estate Resources Corp. and responsible for new business development, sales and marketing. In this position Mr. Deutsch sold database products and services to the commercial and residential real estate markets. Mr. Deutsch's background in technology and information began in 1980 at Sony Corp. where as Advertising Director for the Consumer Audio Division, he introduced the Sony Walkman and over 100 other consumer audio products to the U.S. market. In 1983 Mr. Deutsch wrote "Doing

Business With the Japanese" published by New American Library in five languages. Between 1983 and 1987, Mr. Deutsch co-developed Warner Audio Publishing, a large books on tape company which was subsequently sold to Warner Communications. Mr. Deutsch is a graduate of Rutgers College, with a Bachelor of Arts degree in Communications.

JOHN EVANS was promoted November 30, 1999, to Chief Financial Officer and Executive Vice President - Corporate Development. He previously served as our Senior Vice President - Corporate Development, Finance and Mergers and Acquisitions since April 1999. Prior to joining us, Mr. Evans was President of Asia Media Inc., a management consulting firm founded in 1993 that supported Asian and U.S. new media, broadcasting and cable communications companies with their expansion needs in areas that included mergers, acquisitions, direct investments, financial planning, joint ventures, licensing and royalty agreements, and strategic alliances. Clients included NBC, China Online, and Landmark Communications. Prior to 1993, Mr. Evans served as a Vice President for The Bank of New York. Mr. Evans is a graduate of The University of Michigan with a bachelor of arts degree in International Relations and English Literature. Mr. Evans is also a Strauss Fellow and earned a masters degree in international banking, business and finance from Columbia University's School of International and Public Affairs.

MARK NATHAN has been our Chief Technical Officer since March, 2000. From 1997 until joining us, he was Director of Professional Services for the Enterprise Division of Apple, where he was responsible for overseeing the entire division's technical and project staff for large scale e-commerce development projects. Prior to Apple, Mr. Nathan served as a Technical Architect for NeXT Software (1995 to 1997) where he was responsible for the initial launch of Disney.com and the 3 subsequent launches. In his role as Technical Architect, Mr. Nathan created re-usable frameworks for searching the Family.com databases, engineered, implemented and deployed all intranet applications for Family.com and supervised all editors, authors, production managers, and technology staff throughout the lifespan of the project. From 1993 to 1995 he served as a Project Manager at SHL Systemhouse where he built and managed a team of 14 developers on a Commercial Accounting System throughout the two year life cycle for the Integrated Commodity Trading System (ICTS) at Phibro Energy, a division of Salomon Brothers, Inc. Mr. Nathan received his bachelor of science degree in Electrical and Computer Engineering at the University of Colorado, Boulder in 1991 and completed masters of science coursework in Electrical and Computer Engineering at the University of Colorado, Boulder through 1993, with an emphasis in Control Systems, Software Engineering, Robotics and Geotechnical Engineering.

SARAH FERGUSON has been our Chief Sales Officer since March, 2000. Ms. Ferguson was, from 1997 until joining us, Senior Vice President, Sales and Services for Insurance Services Office, Inc., a $350 million provider of statistical, actuarial, underwriting and claims information to the property/casualty insurance industry, where she led the planning and direction of sales, service and marketing operations for Internet/E-Commerce based products and services worldwide. From 1989 to 1996, she was Vice President, Sales and Service for the Standard & Poor's subsidiary of McGraw-Hill, where she was responsible for developing a sales and service operation that increased new sales to $30 million in electronically delivered ratings information while maintaining the existing renewal business of $300 million. Ms. Ferguson received her bachelor of arts degree in Business and History from Portland State University, an MBA in Finance from the Fordham University School of Business Administration and attended Officers Candidate School, TBS for Officers, Officers School for Intelligence Operations.

MARC SIDEN has been our Executive Vice President, Strategy since March 2000. Previously Mr. Siden was working with us since April 1999 as a sales consultant with the title "Senior Vice-President - Business Development." In 1998, Mr. Siden served as President of New Beginnings Venture Group, a venture capital firm that provided bridge funding to TDC. In 1993, Mr. Siden was employed as a Managing Director of Biltmore Securities, a small regional brokerage firm. In August 1997, Mr. Siden consented to the entry of an order by the SEC in connection with his prior association with Biltmore Securities, without admitting or denying the facts or findings contained in such order, which suspended him from associating with any broker, dealer, municipal securities dealer, investment company or investment advisor for a period of 12 months and ordered him to cease and desist from engaging in specified violations of U.S. federal securities laws. Mr. Siden is a graduate of the University of Maryland with a Bachelor of Arts degree.

JAMES GARFINKEL has been a member of our board of directors and our Secretary, Treasurer and a Vice-President since April 2, 1999. He assumed these positions in connection with our acquisition of TDC. Mr. Garfinkel is also a Director and the Secretary, Treasurer and Vice President of Product Development at TDC, positions which he has held since 1992. From 1987 to 1990, Mr. Garfinkel was a manager in Real Estate Resources Corp. Mr. Garfinkel began his business career as a commodity futures trading desk manager at PaineWebber and Merrill Lynch in New York. Mr. Garfinkel is a graduate of Hamilton College, with a bachelor of arts degree in Economics.

THOMAS INGEGNERI has been a member of our board of directors since April 2, 1999. He assumed this position in connection with our acquisition of TDC. Mr. Ingegneri is also a Director of TDC, a position which he held since 1995. Since 1990, Mr. Ingegneri has been the senior partner at Thomas & Associates, providing consulting services to publishing and information companies. Mr. Ingegneri has previously served in a number of senior management positions in publishing and information companies, including H.W. Wilson, Springer-Verlag, and McGraw-Hill. Mr. Ingegneri is a graduate of Franklin & Marshall College, with a bachelor of arts degree in Business.

Our Board of Directors

Our board of directors is elected at each annual meeting of our stockholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal, with or without cause, at any duly noticed special meeting of our stockholders by the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at an election of directors.

Compensation of Directors

Our directors do not currently receive any fees or other compensation in connection with their services as directors.

Board of Directors Committees

We currently have no separate committees of directors, and all directors participate in matters customarily delegated to Audit Committees, Compensation Committees and Executive Committees.

Limitations on Directors' Liabilities and Indemnification

Our Amended and Restated Certificate of Incorporation limits the liability of our directors and officers for monetary damages for any breach of fiduciary duty to the maximum extent permitted by Delaware law. As such, we believe that our directors and officers would not be personally liable for monetary damages for breach of their fiduciary duties as a director or officer, except for liability
(1) for breach of their duty of loyalty to the corporation or its stockholders;
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director or officer derives an improper personal benefit. In addition, our Amended and Restated Certificate of Incorporation provides for the mandatory indemnification of our current and former directors and officers. We indemnify them against all expenses, including amounts paid upon judgment, counsel fees and amounts paid and in settlement, in connection with the defense or settlement of any claim, action, suit or proceeding brought against them because they are or were our director or officer. Our indemnification does not extend, however, to circumstances where a current or former director or officer is adjudged to be liable for his or her own willful misconduct in the performance of his or her duties. Our bylaws require that we provide advances to our directors and officers to cover their expenses, as they are incurred, if we receive an undertaking from them that they will repay these advances if it is later determined that they were not entitled to be indemnified by us in such circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Compensation of Executive Officers

The following Summary Compensation Table sets forth the compensation earned by the persons who served as our chief executive officer during the last completed fiscal year and our two most highly compensated officers other than the chief executive officer for services rendered in all capacities for each of the last three completed fiscal years.

                                                                                                                  Securities
                                                                                             Other Annual         Underlying
Name and Principal Position                              Year     Salary      Bonus          Compensation        Options/SARs
---------------------------------------------------------------------------------------------------------------------------------
Mitchell F. Deutsch(1)...................                1999    $212,893    $11,200         $ 55,667              490,000
  President, Chief Executive Officer                     1998     $64,487      $0            $371,163                 0
  and Chairman of the Board                              1997    $237,500      $0               $0                    0

Edward J. Tobin(2).......................                1999       $0         $0               $0                    0
  Former Chief Executive Officer, President and          1998       $0         $0               $0                    0
  Director                                               1997       $0         $0               $0                    0

James Garfinkel(1).......................                1999    $62,668     $4,800             $0                 210,000
  Secretary, Treasurer and Vice-President                1998    $57,645       $0             $25,455                 0
                                                         1997    $35,000       $0               $0                    0

John Evans...............................                1999    $80,099     $39,500            $0                 228,000
  Chief Financial Officer and Executive Vice President   1998       $0         $0               $0                    0
  - Corporate Development                                1997       $0         $0               $0                    0

Marc Siden(1) ...........................                1999    $67,500       $0               $0                 100,000
  Executive Vice President - Strategy                    1998       $0         $0               $0                    0
                                                         1997       $0         $0               $0                    0
---------------------------------------------------------------------------------------------------------------------------------

      (1) The salary information relates to their employment with TDC for periods prior to April 2, 1999..

      (2) Mr. Tobin resigned as an executive officer and director on April 2, 1999 in connection with our acquisition of TDC.

Employment Agreements

We currently have no written employment agreements with any of our key officers or directors, although we intend to complete employment agreements with our executive officers during the second quarter of 2000.

                                  STOCK OPTIONS

Option/SAR Grants in Last Fiscal Year (Individual Grants)

The following table contains information concerning the stock option grants made to the following executive officers for the fiscal year ended December 31, 1999. No stock appreciation rights were granted to these individuals during such year.

                                                               Number of          Percent of total
                                                               Securities           options/SARs
                                                               Underlying            granted to     Exercise
                                                              Options/SARs          employees in        or         Expiration
Name and Principal Position                                     granted           fiscal year(1)    Base Price        Date
---------------------------------------------------------------------------------------------------------------------------------
Mitchell Deutsch                                                490,000                30.8%          $1.10      June 20, 2004
  President, Chief Executive Officer
  and Chairman of the Board

James Garfinkel                                                 210,000                13.2%          $1.10      June 20, 2004
  Secretary, Treasurer and Vice-
  President

John Evans                                                      128,000                 8.0%          $1.00      June 21, 2009
  Chief Financial Officer and Executive Vice                    100,000                 6.3%          $3.02      Oct. 11, 2009
  President - Corporate Development

Marc Siden                                                       50,000                 3.1%          $1.00      June 21, 1999
  Executive Vice President - Strategy                            50,000                 3.1%          $3.02      Oct. 11, 2009

----------

(1) Percentage based on 1,591,421 options issued during the fiscal year ending December 31, 1999.

Aggregate Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table sets forth information concerning option exercises and option holdings for the fiscal year ended December 31, 1999. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                                            Number of Securities Underlying                Value of Unexercised
                              Shares       Unexercised Options at FY-End             In The Money Options at FY-End(2)
                           Acquired on                  (#)
Name                       Exercise(#)    Exercisable         Unexercisable         Exercisable         Unexercisable
----------------------------------------------------------------------------------------------------------------------------
Mitchell Deustch               0            98,000              392,000             $259,700.00         $1,038,800.00

James Garfinkel                0            42,000              168,000             $111,300.00         $  445,200.00

John Evans                  123,000          5,000              100,000             $ 13,750.00         $   73,000.00

Marc Siden                   5,000          20,000               75,000             $ 14,600.00         $  145,650.00

Stock Option Plan

A total of 1,750,000 shares of common stock have been reserved for issuance under our 1999 Stock Option Plan (the "Plan"). Our Plan was adopted by the board of directors in June 1999 and approved by our stockholders in July 1999. The Plan will continue in effect until the earlier of its termination by the Board or the date on which all of the shares of common stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and agreements evidencing options granted under the Plan have lapsed. However, all options shall be granted, if at all, within 10 years from the date the Plan was adopted by the Board or the date the Plan is duly approved by our shareholders. Employees, directors and consultants are eligible to receive options under the Plan.

The Plan provides for the grant of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the grant of nonstatutory stock options. Incentive stock options may be granted only to employees. The Plan is administered by our Compensation Committee or other duly appointed committee of our board of directors, if appointed, which determines the terms of the options granted, including the exercise price, the number of shares subject to the option, and the schedule on which the option becomes exercisable.

The Plan requires that the exercise price for each option shall be established in the sole discretion of the Compensation Committee; provided, however, that the exercise price per share for an incentive option shall be not less than the fair market value of a Share on the effective date of grant of the option, the exercise price per share for a nonstatutory option shall be not less than 85% of the fair market value of a share on the effective date of grant of the option, and no option granted to an officer, director or greater than 10% shareholder shall have an exercise price per share less than 110% of the Fair Market Value of a Share on the effective date of grant of the option. The maximum term of options granted under the Plan is 10 years.

Generally, any vested option held by a recipient who ceases to be employed or retained by us may be exercised by such recipient within thirty days after such recipient ceases to be employed or retained by us, or within one year after an individual recipient ceases to be employed or retained in the case of death or disability, respectively.

Pursuant to the Plan, as of March 31, 2000, options to purchase 1,206,692 shares of common stock were outstanding, with exercise prices between $1.00 and $4.00 per share, and 183,348 of the options were vested and exercisable at that time.

Options issued under our Plan do not confer upon recipients thereof any voting or any other rights of stockholders.

--------

(2) Based on the fair market value of the Common Stock at year-end, $3.75 per share, less the exercise price payable for such shares.

Changes-In-Control under the Deutsch and Garfinkel Option Agreements

Upon any change in control of our company, occurring after June 21, 1999, that is reported under Item 1 of any Current Report on Form 8-K that is filed by us with the Securities and Exchange Commission, Mitchell Deutsch and James Garfinkel shall immediately acquire a vested interest in any of their remaining unvested Options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information set forth herein briefly describes transactions and proposed transactions over the past 2 years in which we were or are to be a party, in which one of our directors, officers or 5% stockholders, or an immediate family member of one of those parties, had or is to have a material interest.

On July 21, 1999, we provided to Mr. John Evans, Chief Financial Officer and Executive Vice President - Corporate Development, a $118,000 secured loan at 6% interest. The full amount of the loan was used to exercise options for 118,000 shares of MonsterDaata's stock with an exercise price of $1.00 per share, which shares secure the loan. The entire principal amount of the loan and any accrued interest is fully payable upon demand by MonsterDaata. During December 1999, $25,000 of this note was repaid.

On December 31, 1997 our notes payable to related parties were to Mitchell Deutsch and James Garfinkel, totaling $472,459 (including accrued interest of $22,459). On June 8, 1998 the notes were converted to equity.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as of March 31, 2000, regarding the beneficial ownership of our common stock. The table includes:

      o each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

      o each of our directors who beneficially owns any shares of our common stock;

      o each of our named executive officers set forth in the Summary Compensation Table above who beneficially owns any shares of our common stock; and

      o     all of our directors and named executive officers as a group.

For purposes of this table, information as to the shares of common stock is calculated based on 7,766,010 shares of common stock outstanding on March 31, 2000.

Name                                          Amount(3)                Percent
----                                          ---------                -------

Directors and Executive Officers
Mitchell Deutsch(4)                           3,262,174                   42.0%
c/o MonsterDaata.com, Inc.
115 Stevens Avenue
Valhalla, NY 10595

John Evans                                      134,400                    1.7%
c/o MonsterDaata.com, Inc.
115 Stevens Avenue
Valhalla, NY 10595

Marc Siden(5)                                   442,929                    5.7%
c/o MonsterDaata.com, Inc.
115 Stevens Avenue
Valhalla, NY 10595

James Garfinkel(6)                            1,214,973                   15.6%
c/o MonsterDaata.com, Inc.
115 Stevens Avenue
Valhalla, NY 10595

Thomas Ingegneri(7)                             119,764                    1.5%
54 South Main St
Cranbury, NJ 08512

Directors and named executive
officers as a group                           5,174,239                   66.6%

5% Shareholders

Barry Garfinkel(8)                              421,724                    5.4%
919 Third Ave
New York, NY 10022

----------

(3) For purposes of this table, "beneficial ownership" is determined in accordance with the Instructions to Item 403 of Regulation S-B under the Securities Act of 1933, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days are deemed to be outstanding and beneficially owned by such person or persons but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4) Includes 103,104 shares owned by Mitchell Deutsch's dependent children and 98,000 shares issuable under options exercisable within 60 days. Also includes 23,100 shares issuable within 60 days upon the conversion of 51.33 shares of Series A Cumulative Convertible Preferred Stock jointly owned with his wife Eve Silverman, as well as 7,700 shares issuable upon exercise within 60 days of outstanding warrants. These 30,800 shares are registered for sale. Does not include 154,000 shares issuable upon conversion within 60 days of Series A Cumulative Convertible Preferred Stock or upon exercise of outstanding warrants owned by pension accounts managed for the benefit of Eve Silverman.

(5) These shares are held in the name of What About Me, Inc., an entity owned by Marc Siden.

(6) Includes 24,540 shares owned by James Garfinkel's dependent child and 42,000 shares issuable under options exercisable within 60 days.

(7) These shares are held in the name of Thomas Associates.

(8) Includes 46,200 shares of common stock issuable within 60 days upon the conversion of 102.67 shares of Series A Cumulative Convertible Preferred Stock held by Barry Garfinkel, as well as 15,400 shares issuable upon exercise within 60 days of outstanding warrants. These 61,600 shares are registered for sale. Barry Garfinkel is James Garfinkel's father.

                              SELLING SHAREHOLDERS

      The following table sets forth as of December 21, 1999, (i) the name of each Selling Shareholder, (ii) the amount of shares of common stock which may be offered by each Selling Shareholder, (iii) the amount of shares of common Stock to be offered by each Selling Shareholder, and (iv) the amount and percentage of shares of common Stock to be owned by each such holder following the completion of the offering. The amounts of common Stock set forth below, under the caption "Amount to be Offered," represent the aggregate number of shares of (A) common Stock owned by each Selling Stockholder, (B) common Stock issued or issuable upon conversion of the Series A Cumulative Convertible Preferred Stock owned by each Selling Shareholder, assuming the maximum conversion rate of 450 shares of common stock per share of Series A Cumulative Convertible Preferred Stock is applicable, and (C) common Stock issued or issuable upon the exercise of warrants issued to purchasers of Series A Cumulative Convertible Preferred Stock.

                                               Shares           Amount to      Shares Owned after       Percentage Owned after
                                               ------           ---------      ------------------       ----------------------
Selling Shareholder                             Owned          be Offered          Offering                   Offering
-------------------                             -----          ----------          --------                   --------
Allegra Films Pension, LP(1)                     39,608            39,608              0                         *
Bet Torah                                           100               100              0                         *
Ron Deutsch                                      98,641            98,641              0                         *
Barry Garfinkel                                 421,724            61,602           360,122                     4.6
David Garfinkel                                 344,952            61,602           283,350                     3.6
Pala Mgmt. Corp. Ret. Tr.                        15,388            15,388              0                         *
Gregory Hotaling(2)                               1,343             1,343              0                         *
Huneke Family Trust                              96,922            96,922              0                         *
Ice Hockey in Harlem, Inc.                          500               500              0                         *
David Jacquin                                    40,387            40,387              0                         *
Ira Kotel(2)                                      7,571             7,571              0                         *
Gustavo Larramendi                               30,799            30,799              0                         *
The Meaningful Life Center                          800               800              0                         *
Nicholas O'Keefe(2)                               6,717             6,717              0                         *
George Regan                                     20,194            20,194              0                         *
Roberts, Sheridan & Kotel, a
   Professional Corporation                     231,236           195,836           35,400                       *
Todd Roberts(2)                                 211,772           211,772              0                         *
Troy Roberts                                      8,086             8,086              0                         *
Holly Schepisi(2)                                 3,385             3,385              0                         *
Student Advocacy Inc.                               100               100              0                         *
The Torah Program, Inc.                             500               500              0                         *
Eve Silverman Def'd Cont.
   Plan(1)                                      114,286           114,286              0                         *
Ziona Silverman                                  12,319            12,319              0                         *
Leslie VanDermeer                                15,388            15,388              0                         *

* Represents less than 1.0%. of the 7,766,010 outstanding shares of common stock.

(1) Pension account managed for the benefit of Eve Silverman, the wife of Mitchell Deutsch, who is the Chief Executive Officer and President and a director of MonsterDaata.com, Inc.

(2) These selling shareholders are employees of Roberts, Sheridan & Kotel, a Professional Corporation. As set forth in the "Legal Counsel" section below, this law firm is providing certain legal services in connection with this offering, and it has previously provided legal services to us in connection with a number of other legal matters.

                          DESCRIPTION OF OUR SECURITIES

The following summary of certain provisions of our capital stock describes all material provisions, but does not purport to be complete and is subject to, and qualified in its entirety by, our Certificate of Incorporation and By-laws that are included as exhibits to the registration statement of which this prospectus is a part and by the provisions of applicable law.

We have filed our Certificate of Incorporation to (i) authorize 50,000,000 shares of common stock and 10,000,000 shares of preferred stock, each $.01 par value per share, and (ii) set forth the rights and privileges of the common stock and the preferred stock as described below. The discussion herein describes our capital stock, the Certificate of Incorporation and the By-laws in effect upon effectiveness of the registration statement of which this prospectus is a part.

Common Stock

As of March 31, 2000, 7,766,010 shares of our common stock were issued and outstanding. Holders of common stock have the right to cast only one vote for each share of common stock held in all matters as to which the vote or consent of our stockholders is required or taken. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of preferred stock to elect directors. There are no pre-emptive rights for our common stock.

Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.

Holders of our common stock are entitled to receive such dividends as and if declared by our board subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation, distribution or sale of assets, dissolution or winding up of our affairs, all of our tangible and intangible assets remaining after the payment of all debts, any preferential amounts to be distributed to holders of our preferred stock, and other liabilities, shall be distributed, pro rata, among the holders of our common stock.

Preferred Stock

General

As of March 31, 2000, 1,567.32 shares of our preferred stock were issued and outstanding. We may issue shares of preferred stock from time to time in one or more series as determined by our board of directors. Our board is authorized to establish the designation, powers, preferences, voting rights and other rights of each series of preferred stock including (a) the rate of distribution, (b) the price at and the terms and conditions on which shares shall be redeemed, (c) the amount payable upon shares for distributions of any kind, (d) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion and (e) voting rights except as limited by law. Our board of directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain antitakeover effects. The number of authorized shares of any series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our board of directors.

Although we currently do not have any fixed plans to designate any series of preferred stock, other than the Series A Cumulative Convertible Preferred Stock, par value $0.01 ("Series A Preferred Stock") and the Series B Cumulative Convertible Preferred Stock, par value $0.01 ("Series B Preferred Stock") or to issue additional shares of preferred stock other than the shares of Series A Preferred Stock and the Series B Preferred Stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to holders of common stock, and the right to the redemption of such shares, together with a premium, prior to the redemption of common stock. In addition, our board of directors could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval. Our current stockholders have no redemption rights.

Series A Cumulative Convertible Preferred Stock

Our board of directors has authorized the issuance of up to 2000 shares, of which 1,567.32 were outstanding as of March 31, 2000, of Series A Preferred Stock, the rights, preferences and characteristics of which are as follows:

Dividends

The holders of Series A Preferred Stock are entitled to receive, out of assets legally available for that purpose, a quarterly cumulative dividend equal to 1.5% of the then applicable liquidation preference (i.e., 6% per annum, compounded quarterly), subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of Series A Preferred Stock. We do not intend to pay cash dividends on the Series A Preferred Stock or the underlying common stock for the foreseeable future.

Conversion

Each share of Series A Preferred Stock is convertible, at any time at the option of the holder thereof, into validly issued, fully paid and nonassessable shares of common stock. According to our Certificate of Designations for the Series A Preferred Stock, filed on October 21, 1999, each share of Series A Preferred Stock is convertible into shares of common stock at a conversion ratio of 300 shares of common stock for each share of Series A Preferred Stock; provided, however, that if a "Conversion Adjustment Condition" has not been satisfied on or prior to February 28, 2000, the conversion ratio shall on such date be increased to 450 shares of common stock for each outstanding share of Series A Preferred Stock. The Conversion Adjustment Condition, as defined in the Certificate of Designations for our Series A Preferred Stock, is satisfied if we receive net proceeds of at least $5,000,000 from the private or public sale of common stock (or sale of preferred stock junior to the Series A Preferred Stock) issued on terms which fairly value our common stock at more than $3.50 per share. Because the Conversion Adjustment Condition was not satisfied as of February 28, 2000, the conversion ratio was reset to 450 shares of common stock for each outstanding share of Series A Preferred Stock.

Series A Preferred Stock holders are entitled to an adjustment in the conversion ratio upon specified events, including a subdivision or combination of our outstanding common stock, certain dividends and distributions, reclassifications or recapitalization.

Automatic Conversion

The Series A Preferred Stock will be automatically converted into shares of common stock upon the occurrence of any of the following events:

      o our consolidation or merger with or into any other unrelated entity in which we are not the surviving entity, or any other corporate reorganization or transaction in which in excess of 75% of our voting power is transferred to an unrelated entity;

      o     a sale or other disposition of substantially all of our assets; or

      o our receipt of a written notice from the holders of more than 90% of the holders of our Series A Preferred Stock electing to convert their shares.

Liquidation

Upon our liquidation, dissolution or winding up, whether voluntary or involuntary (a "Liquidation Event"), after payment or provision for payment of our debts and other liabilities, the holders of the Series A Preferred Stock then outstanding will first be entitled to be paid out of our assets available for distribution to our shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of junior stock, $1,000 per share of Series A Preferred Stock (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock), plus an amount equal to all declared and unpaid dividends. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of our assets to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock held. All shares of Series A Preferred Stock shall rank as to payment, upon the occurrence of a Liquidation Event, senior to the common stock as provided herein and, unless the terms of such series shall provide otherwise, senior to all other series of our preferred stock.

Redemption

At any time after the first anniversary of the date of original issuance of the Series A Preferred Stock, we may, at our option, redeem the shares in whole, but not in part, at a redemption price of $1,100 per share plus all accrued and unpaid dividends; provided, however, that we shall not redeem Series A Preferred Stock or give notice of any redemption unless we have sufficient and lawful funds to redeem all of the then outstanding Series A Preferred Stock. There are no sinking fund provisions applicable to the Series A Preferred Stock.

Voting Rights

The holders of Series A Preferred Stock do not have voting rights on any matters, except regarding any amendment to our Certificate of Incorporation that adversely affects the conversion terms or other economic rights or preferences of the Series A Preferred Stock.

Series B Cumulative Convertible Preferred Stock

Our board of directors has authorized the issuance of up to 2000 shares, of which 425 were outstanding as of May 2, 2000, of Series B Preferred Stock, the rights, preferences and characteristics of which are as follows:

Dividends

The holders of Series B Preferred Stock are entitled to receive, out of assets legally available for that purpose, a quarterly cumulative dividend equal to 1.5% of the then applicable liquidation preference (i.e., 6% per annum, compounded quarterly), subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of Series B Preferred Stock. We do not intend to pay cash dividends on the Series B Preferred Stock or the underlying common stock for the foreseeable future.

Conversion

Each share of Series B Preferred Stock is convertible, at any time at the option of the holder thereof, into validly issued, fully paid and nonassessable shares of common stock. Each share of Series B Preferred Stock shall be convertible into shares of common stock at a conversion ratio of 267 shares of common stock for each share of Series B Preferred Stock; provided, however, that if a "Conversion Adjustment Condition" has not been satisfied on or prior to December 1, 2000, the conversion ratio shall be 334 shares of common stock for each outstanding share of Series B Preferred Stock from and after such December 1, 2000 date. The Conversion Adjustment Condition, as defined in the Certificate of Designations for our Series B Preferred Stock, is satisfied if we receive net proceeds of at least $3,000,000 from the private or public sale of common stock (or sale of preferred stock junior to the Series B Preferred Stock) issued on terms which fairly value our common stock at more than $2.50 per share.

Series B Preferred Stock holders are entitled to an adjustment in the conversion ratio upon specified events, including a subdivision or combination of our outstanding common stock, certain dividends and distributions, reclassifications or recapitalization.

Automatic Conversion

The Series B Preferred Stock will be automatically converted into shares of common stock upon the occurrence of any of the following events:

      o our consolidation or merger with or into any other unrelated entity in which we are not the surviving entity, or any other corporate reorganization or transaction in which in excess of 75% of our voting power is transferred to an unrelated entity;

      o     a sale or other disposition of substantially all of our assets; or

      o our receipt of a written notice from the holders of more than 90% of the holders of our Series B Preferred Stock electing to convert their shares.

Liquidation

Upon a Liquidation Event, after payment or provision for payment of our debts and other liabilities, the holders of the Series B Preferred Stock then outstanding will first be entitled to be paid out of our assets available for distribution to our shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of junior stock, but pari passu with shares of other series of preferred stock ranking on a parity with the Series B Preferred Stock including, without limitation, shares of Series A Preferred Stock (on the basis of the relative liquidation amounts for such series), in the amount equal to $1,000 per share of Series B Preferred Stock (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series B Preferred Stock), plus an amount equal to all declared and unpaid dividends. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of our assets to be distributed shall be so distributed ratably to the holders of the Series B Preferred Stock on the basis of the number of shares of Series B Preferred Stock held. All shares of Series B Preferred Stock shall rank as to payment, upon the occurrence of a Liquidation Event, senior to the common stock as provided herein and, unless the terms of such series shall provide otherwise, senior to all other series of our preferred stock.

Redemption

At any time after the first anniversary of the date of original issuance of the Series B Preferred Stock, we may, at our option, redeem the shares in whole, but not in part, at a redemption price of $1,100 per share plus all accrued and unpaid dividends; provided, however, that we shall not redeem Series B Preferred Stock or give notice of any redemption unless we have sufficient and lawful funds to redeem all of the then outstanding Series B Preferred Stock. There are no sinking fund provisions applicable to the Series B Preferred Stock.

Voting Rights

The holders of Series B Preferred Stock do not have voting rights on any matters, except regarding any amendment to our Certificate of Incorporation that adversely affects the conversion terms or other economic rights or preferences of the Series B Preferred Stock.

Warrants

The Ocean Strategic Holdings Limited Warrant

On March 31, 2000, in consideration for the modification of the exercise price of a previously issued warrant (from $0.01 per share to $1.00 per share), we issued to Ocean Strategic Holdings Limited a warrant to purchase 500,000 shares of our common stock at an exercise price of $3.00 per share. The warrant expires on March 31, 2004, and is not exercisable until March 31, 2000. The warrant was issued pursuant to the provisions of Regulation S.

The warrant holder is entitled to an adjustment in the kind and number of shares of stock receivable upon exercise of the warrant upon specified events, including reclassification of our common stock, capital reorganization, stock dividend or other change in outstanding shares of our common stock, consolidations or mergers with or into another corporation other than a consolidation or merger in which we are the continuing corporation and which does not result in any reclassification, capital reorganization, stock dividend or other change of outstanding shares or common stock and sales of our property to another entity as an entirety.

The warrant holder may not exercise any portion of the warrant which would give him a beneficial ownership of 5.0% or more of the outstanding shares of common stock at the time of such exercise. The warrant holder may waive this limitation with written notice to us made at least 61 days after a prior notice to us.

The warrant may only be transferred (i) if the transfer gives the transferee or transferor the right to purchase at least 5,000 shares of our common stock and
(ii) in compliance with applicable federal and state securities laws by the transferor and transferee.

Common Stock Warrants

In connection with the consummation of stock purchase agreements with various parties for the purchase of our Series A Cumulative Convertible Preferred Stock, we issued 594,310 warrants to purchase shares of our common stock at a purchase price of $3.75 per share, subject to adjustment. 120,140 of these warrants were outstanding as of March 31, 2000, all of which expire in November 2004. In addition, we issued 56,738 warrants to purchase shares of our common stock at a purchase price of $4.25 per share to purchasers of our Series B Cumulative Convertible Preferred Stock, which warrants expire in April 2005. All these warrants were issued pursuant to the provisions of Regulation D.

The warrant holders are entitled to an adjustment in the kind and number of shares of stock receivable upon exercise of the warrant upon specified events, including reclassification of our common stock, capital reorganization, stock dividend or other change in outstanding shares of our common stock, consolidations or mergers to which we are a party other than a merger or consolidation in which we are the continuing corporation or in the case of any sale or conveyance to another entity of the our property as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation.

The warrants may only be transferred in compliance with applicable federal and state securities laws by the transferor and transferee. The warrants may be exercised by paying the exercise price in cash or by tendering warrants with a cash value equal to the exercise price, as determined from the closing price of our common stock on the day of exercise as reported on the OTC Bulletin Board or other national market system.

Section 203 of the Delaware General Corporation Law

We are subject to a statute under the Delaware Act regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under the statute, a corporation may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. We have not sought to "elect out" of the statute and, therefore the restrictions imposed by such statute apply to us.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Corporate Stock
Transfer.

                         SHARES ELIGIBLE FOR FUTURE SALE

As of March 31, 2000, 7,766,010 shares of our common stock were issued and outstanding. Of that amount, 1,357,000 shares were freely tradable without restriction or further registration under the Securities Act, unless purchased or held by our "affiliates," as defined in Rule 144 of the Securities Act. The remaining 6,409,010 shares are "restricted securities," which under certain circumstances may be sold in compliance with Rule 144 or other exemptions under the Securities Act, and in particular the 6,000,000 restricted shares issued in connection with our acquisition of TDC have become eligible for resale under Rule 144 in April 2000.

In general, under Rule 144, a person, including an affiliate, who has beneficially owned shares of our common stock for at least one year (including the prior holding period of any prior owner other than an affiliate) may resell, within any three-month period, up to the following amount of shares, whichever is greater:

      o     one percent of the then outstanding shares of our common stock; or

      o the average weekly trading volume in the common stock during the four calendar weeks preceding each such sale.

A person who is not our affiliate for at least three months, and who has beneficially owned his shares for at least two years (including the holding period of any prior owner other than an affiliate) may sell such shares under Rule 144 without regard to the limitations described above.

Rule 144 defines "affiliate" of a company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such company. Affiliates of a company generally include its directors, executive officers and principal shareholders.

Of the 6,409,010 restricted shares described above, we have registered 2,000 shares for public resale by Selling Shareholders as set forth in this prospectus. An additional number of shares, up to 1,041,845, that may be issued upon conversion of our Series A Preferred Stock and the exercise of the related common stock warrants are also registered for resale as set forth in this prospectus. Further shares, up to 170,213, may be issued upon conversion of our recently issued Series B Preferred Stock and related common stock purchase warrants.

Additionally, as more fully described elsewhere in this prospectus, we have 1,206,692 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2000 under our 1999 Stock Option Plan exercisable at prices ranging from $1.00 to $4.00 per share, and 500,000 shares of common stock issuable upon the exercise of a warrant issued to Ocean Strategic Holdings Limited, exercisable at a price of $3.00 per share. The warrant expires on March 31, 2004, and is not exercisable until March 31, 2000. Shares issued upon the exercise of this warrant will be "restricted securities."

As of March 31, 2000, there were approximately 545 current holders of record of our common stock.

Sales of substantial amounts of shares of common stock in the public market, the perception that such sales could occur, or the issuance of other securities, could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                              PLAN OF DISTRIBUTION

We are registering 1,043,845 shares of common stock covered by this prospectus on behalf of the Selling Shareholders. We will pay the costs and fees of registering the common stock, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

The Selling Shareholders may, from time to time, sell all or portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. The shares of common stock could be sold by the Selling Shareholders by one or more of the following methods:

      o block trades in which the broker or dealer so engaged will attempt to sell the shares of the common stock as agent, but may position and resell a portion of the block as principal, in order to facilitate the transaction;

      o purchases by a broker or dealer as principal and the resale by the broker or dealer for its account pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o     privately negotiated transactions;

      o market sales, both long and short to the extent permitted under the federal securities laws; and

      o     a combination of any of these methods of sale.

When selling the common stock, the Selling Shareholders may enter into hedging or other types of transactions with third parties. For example, the Selling Shareholders may:

      o enter into transactions involving short sales of the common stock by broker-dealers;

      o sell common stock short themselves and redeliver such shares to close out their short positions;

      o enter into options or other types of transactions that require the selling shareholder to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

      o loan or pledge the common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Broker-dealers may receive commissions, discounts or concessions for their services from the Selling Shareholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the Selling Shareholders.

The Selling Shareholders and any broker-dealer or agent involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act and a portion of any proceeds of sale and the broker-dealers' or agents' commissions, discounts, or concessions may be deemed to be underwriters' compensation under the Securities Act.

In addition to selling their common stock under this prospectus, the Selling Shareholders may:

      o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

      o transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

      o sell their common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

We have informed the Selling Shareholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act may apply to the sales of their shares offered hereby, and we have also advised the Selling Shareholders of the requirement for delivery of this prospectus in connection with any sale of the common stock offered hereby.

                                LEGAL PROCEEDINGS

From time to time, we are a party to litigation arising in the ordinary course of our business. We are not currently a party to any litigation that, if determined adversely to us, we believe would have a material adverse effect on our business.

We are currently involved in litigation with a stockholder of TDC involving a note payable in the amount of $298,702. The outcome of this litigation cannot be determined at this time. We have asserted affirmative defenses and counterclaims in this litigation, and we believe that no additional material liabilities will result from this suit. We have classified the note as currently due in our 1999 financial statements.

                                  LEGAL COUNSEL

The validity of the common stock offered hereby will be passed upon for us by Roberts Sheridan & Kotel, a Professional Corporation, New York, New York. The firm, together with certain of its employees, beneficially own an aggregate of 462,024 shares of common stock, assuming the conversion of all shares of Series A Preferred Stock beneficially owned by Roberts, Sheridan & Kotel, a Professional Corporation, and its employees. 462,624 of these shares of common stock are included in this offering.

                             CHANGES IN ACCOUNTANTS

Effective June 15, 1999, Thomas P. Monahan, our independent auditor for the fiscal year ended September 30, 1998, was dismissed by us as part of our transition activities following the completion of our acquisition of TDC. Effective June 15, 1999, our board of directors appointed Marcum & Kliegman LLP, the independent auditors for TDC, as our new independent auditors.

                                     EXPERTS

Our financial statements as of December 31, 1998 and December 31, 1999 and for each of the years in the period then ended included in this prospectus have been so included in reliance on the report of Marcum & Kliegman LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

We filed a registration statement with the SEC on Form SB-2 relating to the shares offered in this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and the shares we are offering in this prospectus, refer to the registration statement and its exhibits. The statements we make in this prospectus regarding the content of any contract or other document are necessarily not complete, and you may examine the copy of the contract or other document that we filed as an exhibit to the registration statement. All our statements about those contracts or other documents are qualified in their entirety by referring you to the exhibits to the registration statement.

After the effective date of this offering, we intend to furnish to our stockholders annual reports containing audited financial statements and interim reports. We currently file annual and quarterly reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facility of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board(R) and such reports, proxy statements and other information concerning us may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878. In addition, we are required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                                                          MONSTERDAATA.COM, INC.

CONTENTS
--------------------------------------------------------------------------------

                                                                                     Page
                                                                                     ----
INDEPENDENT AUDITORS' REPORT                                                          F-1

FINANCIAL STATEMENTS

  Balance Sheet as of December 31, 1999                                          F-2 - F3

  Statements of Operations for the Years Ended December 31, 1999 and 1998             F-4

  Statement of Changes in Stockholders' Deficiency for Years Ended
   December 31, 1999 and 1998                                                    F-5 -F-6

  Statements of Cash Flows for the Years Ended December 31, 1999 and 1998       F-7 - F-8

NOTES TO FINANCIAL STATEMENTS                                                   F-9 - F22

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
MonsterDaata.com, Inc.

We have audited the accompanying balance sheet of MonsterDaata.com, Inc. as of December 31, 1999 and the related statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MonsterDaata.com, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company incurred a net loss of $2,829,346 during the year ended December 31, 1999, and, as of that date, the Company's current liabilities exceeded its current assets by $923,046, and its total liabilities exceeded its total assets by $613,215, and there are existing uncertain conditions that the Company faces relative to capital raising activities. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note
10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                       /s/ Marcum & Kliegman LLP

February 18, 2000
New York, New York

                                                          MONSTERDAATA.COM, INC.

BALANCE SHEET                                                  December 31, 1999
--------------------------------------------------------------------------------

                                     ASSETS

CURRENT ASSETS
Cash and cash equivalents                                                             $   619,546
Accounts receivable, net of allowance for doubtful accounts of
  $35,000                                                                                 297,516
Prepaid expenses                                                                           37,534
                                                                                      -----------

                              Total Current Assets                                                     $   954,596

PROPERTY AND EQUIPMENT, Net                                                                                380,710

OTHER ASSETS
Security Deposits                                                                                           16,588
                                                                                                       -----------

            Total Assets                                                                                $1,351,894
                                                                                                       ===========

       The accompanying notesare an integral part of these financial statements.

                                                          MONSTERDAATA.COM, INC.

BALANCE SHEET
--------------------------------------------------------------------------------

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses                                                    $  1,074,464
Deferred revenue-current                                                                      448,142
Current maturities of capital lease obligation                                                 56,334
Note payable, stockholder                                                                     298,702
                                                                                         ------------

    Total Current Liabilities                                                                               $ 1,877,642

OTHER LIABILITIES
  Capital lease obligations                                                                    14,548
  Deferred revenue-noncurrent                                                                  72,919
                                                                                         ------------

                                 Total Other Liabilities                                                         87,467
                                                                                                            -----------

                                 TOTAL LIABILITIES                                                            1,965,109

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
Preferred stock, $0.01 par value; 10,000,000 shares authorized:
  Series A cumulative convertible preferred stock, $0.01 par value;
     $1,000 stated value; 2,000 shares authorized, 1,561.23
     shares issued and outstanding; 20.53 shares subscribed                                 1,581,760
Common stock, $0.01 par value; 50,000,000 shares authorized,
 7,660,948 issued and outstanding                                                              76,609
Additional paid-in capital                                                                  3,036,154
Options and warrants                                                                          535,665
Note receivable, stockholder                                                                  (95,950)
Accumulated deficit                                                                        (5,747,453)
                                                                                         ------------

                          TOTAL STOCKHOLDERS' DEFICIENCY                                                       (613,215)
                                                                                                            -----------
                        TOTAL LIABILITIES AND STOCKHOLDERS'
                                     DEFICIENCY                                                             $ 1,351,894
                                                                                                            ===========

       The accompanying notesare an integral part of these financial statements.

                                                          MONSTERDAATA.COM, INC.

                                                        STATEMENTS OF OPERATIONS

                                  For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                        1999              1998
                                                                               --------------------------------------
SALES                                                                               $  2,488,434      $  1,966,713

COST OF SALES                                                                            753,013         1,182,158
                                                                                    ------------      ------------

                                 GROSS PROFIT                                          1,735,421           784,555
                                                                                    ------------      ------------

OPERATING EXPENSES
  Website development costs                                                              880,433                --
  Selling, general and administrative expenses                                         3,693,525         2,352,893
                                                                                    ------------      ------------

                           TOTAL OPERATING EXPENSES                                    4,573,958         2,352,893
                                                                                    ------------      ------------

         OPERATING LOSS                                                               (2,838,537)       (1,568,338)
                                                                                    ------------      ------------

OTHER INCOME (EXPENSE)
Interest income (expense), net                                                             9,599           (78,156)
Other income                                                                                 342                24
                                                                                    ------------      ------------

         TOTAL OTHER INCOME (EXPENSE)                                                      9,941           (78,132)
                                                                                    ------------      ------------

                           LOSS BEFORE INCOME TAXES                                   (2,828,596)       (1,646,470)

INCOME TAXES                                                                                 750               325
                                                                                    ------------      ------------

                                   NET LOSS                                         $ (2,829,346)     $ (1,646,795)
                                                                                    ============      ============

Weighted average number of shares outstanding                                          6,956,929         6,024,773
                                                                                    ============      ============

Net loss per share
  Basic and Diluted                                                                       $(0.41)           $(0.27)
                                                                                    ============      ============

      The accompanying notes are an integral part of these financial statements.

                                                          MONSTERDAATA.COM, INC.

                               STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

                                  For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                     Preferred                    Common
                                                Shares                 Stock                      Stock       Additional
                                       --------------------------    Par Value                  Par Value      Paid-in
                                        Subscribed        Issued       $0.01        Shares        $0.01        Capital
                                       --------------------------------------------------------------------------------------
BALANCE - January 1, 1998                                     --          $--     2,803,750      $28,038   $    (26,038)

  Stock transaction among
   Stockholders                                                                                                 140,330

  Conversion of accounts payable                                                    162,143        1,621        225,379

  Conversion of debt                                                                758,158        7,582        962,836

  Capital contribution                                                                                          228,562

  Stock-based compensation                                                           51,050          511         70,959

  Issuance of stock for services                                                    110,340        1,103        379,144

  Reorganization                                                                  2,139,332       21,393        (21,393)

  Net loss                                       --           --           --            --           --             --
                                       ------------  -----------   ----------     ---------      -------     ----------

BALANCE - December 31,
 1998 (Forward)                                  --           --          $--     6,024,773      $60,248     $1,959,779
                                       ============  ===========   ==========     =========      =======     ==========


                                          Options
                                            and          Note      Accumulated
                                          Warrants    Receivable     Deficit         Total
                                       ------------------------------------------------------
BALANCE - January 1, 1998                      $--         $--    $(1,271,312)   $(1,269,312)

  Stock transaction among
   Stockholders                                                                      140,330

  Conversion of accounts payable                                                     227,000

  Conversion of debt                                                                 970,418

  Capital contribution                                                               228,562

  Stock-based compensation                                                            71,470

  Issuance of stock for services                                                     380,247

  Reorganization                                                                          --

  Net loss                                      --          --     (1,646,795)    (1,646,795)
                                          --------   ---------    -----------      ---------

BALANCE - December 31,
 1998 (Forward)                                $--         $--    $(2,918,107)     $(898,080)
                                          ========   =========    ===========      =========

       The accompanying notesare an integral part of these financial statements.

                                                          MONSTERDAATA.COM, INC.

                                  For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                     Preferred                   Common
                                                 Shares                Stock                     Stock      Additional     Options
                                        --------------------------   Par Value                 Par Value      Paid-in        and
                                          Subscribed     Issued         $0.01      Shares        $ 0.01       Capital     Warrants
                                        --------------------------------------------------------------------------------------------
BALANCE - December 31, 1998  (Forward)                         --       $   --   6,024,773        $60,248    $1,959,779   $      --

Exercise D-Vine warrant and
 issuance of new warrants                                                        1,000,000         10,000     1,070,509      83,531

Options granted under stock
 option plan                                                                                                                215,355

Issuance of options                                                                                              42,000      33,000

Exercise of stock options by
 employees and consultants                                                         270,500          2,705       316,420     (48,625)

Conversion of accounts payable                                                     113,142          1,131       228,869      82,500

Issuance of preferred stock
 and warrants                                                 1,56   1,561,230                               (1,165,685)    757,221

Exercise of warrants on a cashless
 basis                                                                             252,533          2,525       584,792    (587,317)

Preferred stock subscripted                      20.53          --      20,530          --             --          (530)         --

Payments received on note
 receivable, net of accrued interest
 of $2,950

Net loss                                            --          --          --          --             --            --          --
                                                 -----       -----  ----------   ---------        -------    ----------   ---------
Balance - December 31, 1999                      20.53        1,56  $1,581,760   7,660,948        $76,609    $3,036,154   $ 535,665
                                                 =====       =====  ==========   =========        =======    ==========   =========



                                             Note       Accumulated
                                          Receivable      Deficit          Total
                                        ---------------------------------------------
BALANCE - December 31, 1998  (Forward)   $        --   $(2,918,107)   $   (898,080)

Exercise D-Vine warrant and
 issuance of new warrants                                                 1,164,040

Options granted under stock
 option plan                                                                215,355

Issuance of options                                                          75,000

Exercise of stock options by
 employees and consultants                   (118,000)                      152,500

Conversion of accounts payable                                              312,500

Issuance of preferred stock
 and warrants                                                             1,152,766

Exercise of warrants on a cashless
 basis                                                                           --

Preferred stock subscripted                        --            --          20,000

Payments received on note
 receivable, net of accrued interest
 of $2,950                                     22,050                        22,050

Net loss                                           --    (2,829,346)     (2,829,346)
                                             --------   -----------    ------------
Balance - December 31, 1999                  $(95,950)  $(5,697,803)   $   (613,215)
                                             ========   ===========    ============

       The accompanying notesare an integral part of these financial statements.

                                                          MONSTERDAATA.COM, INC.

                                                        STATEMENTS OF CASH FLOWS

                                  For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                         1999                 1998
                                                                            -------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                           $(2,829,346)          $(1,646,795)
                                                                                     -----------           -----------
  Adjustments to reconcile net loss to
   net cash used in operating activities:
     Depreciation                                                                        106,542               124,185
     Stock-based compensation                                                            531,051               211,800
     Accrued interest on (receivable) payable                                             (2,950)               49,980
     Decrease (increase) in accounts receivable                                          361,426              (341,276)
     (Increase) decrease in prepaid expense
       and other current assets                                                          (37,534)                   45
     Increase in security deposits                                                        (8,255)                   --
     Increase in accounts payable and accrued expenses                                 1,197,614               714,601
     (Decrease) increase in deferred revenue                                            (562,650)              766,205
                                                                                     -----------           -----------

       TOTAL ADJUSTMENTS                                                               1,582,744             1,525,540
                                                                                     -----------           -----------

       NET CASH USED IN OPERATING ACTIVITIES                                          (1,244,102)             (121,255)
                                                                                     -----------           -----------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchases of property and equipment                                                   (302,957)              (55,761)
                                                                                     -----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from issuance of preferred stock                                          897,766                    --
  Net proceeds from issuance of common stock                                           1,093,540                    --
  Net proceeds from issuance of warrants                                                 223,000                    --
  (Repayments of) proceeds from notes payable                                            (62,236)              350,000
  Repayments of notes payable, related parties                                           (21,833)                   --
  Proceeds from notes payable, stockholders                                                   --                20,000
  Principal repayments of note payable, stockholders                                          --               (59,104)
  Payments received on note receivable, stockholder                                       25,000                    --
  Principal repayments of capital lease obligations                                      (44,224)             (111,858)
                                                                                     -----------           -----------
   NET CASH PROVIDED BY FINANCING
    ACTIVITIES                                                                       $ 2,111,013           $   199,038
                                                                                     -----------           -----------

       The accompanying notesare an integral part of these financial statements.

                                                          MONSTERDAATA.COM, INC.

                                  For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                         1999                 1998
                                                                              -------------------------------------------
           NET INCREASE IN CASH AND CASH
            EQUIVALENT                                                              $     563,954         $     22,022

CASH AND CASH EQUIVALENT - Beginning                                                       55,592               33,570
                                                                                    -------------         ------------

CASH AND CASH EQUIVALENT - Ending                                                   $     619,546         $     55,592
                                                                                    =============         ============

SUPPLEMENTARAL DISCLOSURES OF CASH FLOW
 INFORMATION
  Cash paid during the years for:

    Interest                                                                               $1,957              $21,081

  Noncash investing and financing activities:

    Purchase of equipment through capital leases                                    $      51,935         $     31,802
    Issuance of warrants                                                                  757,221                   --
    Exercise of warrants on a cashless basis                                              587,317                   --
    Exercise of options for a note                                                        118,000                   --
    Conversion of accounts payable to options                                              82,500                   --
    Conversion of accounts payable to notes                                                    --              296,666
    Conversion of accounts payable to preferred stock                                     275,000
    Conversion of accounts payable to common stock                                        230,000              227,000
    Conversion of notes payable to equity                                                      --              477,498
    Conversion of notes payable, related parties to equity                                     --              490,920
    Forgiveness of debt recorded as contributed capital                                        --              228,562

       The accompanying notesare an integral part of these financial statements.

NOTE 1 - Summary of Significant Accounting Policies

       Business Combination
       D-Vine, Ltd. ("D-Vine") was originally incorporated on July 22, 1985 as an inactive company and reactivated its corporate charter on September 27, 1995 in the state of Delaware. On April 2, 1999, D-Vine, a public shell, acquired 99.2% of Taconic Data Corp.'s ("Taconic") common stock in exchange for 6,000,000 shares of D-Vine's common stock (the "Acquisition"). This Acquisition, which has been treated as a capital transaction in substance, rather than a business combination, was deemed a "reverse acquisition" for accounting purposes. Accordingly, Taconic was deemed accounting acquirer and the historical financial statements prior to April 2, 1999 were those of Taconic. In the accompanying financial statements, the capital structure and earnings (losses) per share of Taconic have been retroactively restated to reflect the Acquisition as if it occurred at the beginning of the periods. On April 5, 1999, D-Vine changed its name to MonsterDaata.com, Inc. (the "Company").

       Nature of Business
       The Company is a professional business information company with a specialty in real estate and public records data. It develops and manages complex real estate and marketing information databases via Internet licensing agreements and under long-term service contracts to multiple listing services, realtor associations, and other information companies located primarily in the eastern United States.

       Minority Interest
       The minority interest is held by an entity which owns 0.8% of Taconic. This entity's interest in the net assets of Taconic has been reduced to zero. Therefore, in accordance with generally accepted accounting principles, the minority interest in Taconic's net losses has not been recorded in the accompanying financial statements.

       Change of Year End
       Subsequent to the Acquisition the Company changed its fiscal year end from September 30th to December 31st.

       Revenue Recognition

       Licensing Fees
       The Company recognizes licensing fees on a straight-line basis over the term of the respective agreements, which range from one (1) to three (3) years.

       Long Term Data Base Contracts
       The Company utilizes long-term contracts and recognizes revenue for financial statement purposes under the percentage of completion method and, therefore, takes into account the costs, estimated earnings and revenue-to-date on contracts not yet completed.

       Long Term Data Base Contracts, continued
       The amount of revenue recognized at the financial statement date is the portion of the total contract price that the costs expended to date bears to the anticipated total costs, based on current estimates of costs to complete. Contract costs include all direct labor and benefits, materials unique to or installed in the project, subcontract costs and allocated indirect costs.

       Revisions in estimates of costs and earnings during the life of the contracts are reflected in the accounting period in which such revisions become known.

       At the time a loss on a contract becomes known, the entire amount of the estimated loss is recognized in the financial statements.

       Deferred Revenue
       The deferred revenue represents billings in excess of costs and estimated earnings on uncompleted contracts in the amount of $58,561 and unamortized licensing fees in the amount of $462,500 at December 31, 1999.

       Cash and Cash Equivalents
       For purposes of the statement of cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

       The Company has cash balances in banks in excess of the maximum amount insured by the FDIC as of December 31, 1999.

       Property and Equipment and Depreciation
       Property and equipment is stated at cost and is depreciated using accelerated methods over the estimated useful lives of the respective assets. Routine maintenance, repairs and replacement costs are expensed as incurred and improvements that extend the useful life of the assets are capitalized. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized in income.

       Income Taxes
       The Company with the consent of their stockholders, had elected under the Internal Revenue Code to be an "S" corporation. In lieu of corporate income taxes, the stockholders of an "S" corporation are taxed on their proportionate share of the corporation's taxable income. Accordingly, no provision for federal and state income taxes has been included in the accompanying financial statements. Effective June 8, 1998, the Company became a "C" corporation under the Internal Revenue Code (see Note 6).

       Advertising Costs and Website Development Costs
       Advertising costs and website development costs are expensed as incurred. Total advertising costs and website development costs amounted to $911,901 and $25,147 for the years ended December 31, 1999 and 1998, respectively.

       Reclassifications
       Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements. These reclassifications have no effect on previously reported income.

       Use of Estimates in the Financial Statements
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Net Income (Loss) Per Share
       The Company adopted the provision of SFAS No. 128, "Earnings per Share". SFAS No. 128 eliminates the presentation of primary and fully dilutive earnings per share ("EPS") and requires presentation of basic and diluted EPS. Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding at year-end. All prior periods' EPS have been restated.

       Stock-Based Compensation
       In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to continue to account for its stock based compensation plans in accordance with the provisions of APB 25.

       Fair Value of Financial Instruments
       The financial instruments of the Company are reported in the statement of financial condition at market or fair values, or at carrying amounts that approximate fair values because of the short maturity of the instruments.

       Impairment of Long-Lived Assets
       Equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets.

       Comprehensive Income
       In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. The Company adopted this standard in 1998 and the implementation of this standard did not have any impact on its financial statements.

       Reporting of Segments
       In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. The Company has determined that under SFAS No. 131, it operates in one segment of service and its customers and operations are within the United States.

       Pensions and Other Benefit Plans
       In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. SFAS No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. The Company adopted this standard in 1998 and the implementation of this standard did not have any impact on its financial statements.

       Computer Software Costs
       In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("ASEC of AICPA") issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be continued capitalized and amortized over the useful life of the related software. The Company adopted this standard in 1999 and the implement of this standard did not have a material impact on its financial statements.

       Start-up Activities Costs
       In April 1998, the ASEC of AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-up Activities", and effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires the costs of start-up activities and organization costs to be expensed as incurred. The Company adopted this standard in 1999 and the implement of this standard did not have a material impact on its financial statements.

       Accounting Developments
       In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999, which has been deferred to June 15, 2000 by publishing of SFAS No. 137. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The Company does not expect that the adoption of this standard will have a material impact on its financial statements.

NOTE 2 - Property and Equipment

       Property and equipment at December 31, 1999 and 1998 consist of the following:
                                                                     Estimated
                                                                      Useful
                                                     Amount           Lives
                                                ------------------------------
       Furniture and fixtures                      $  103,247        5-7 years
       Computer equipment and software                965,619        3-5 years
                                                   ----------
                                                    1,068,866
       Less: accumulated depreciation                (688,156)
                                                   ----------

             Property and Equipment, Net           $  380,710
                                                   ==========

       Depreciation expense for the years ended December 31, 1999 and 1998 was $106,542 and $124,185, respectively.

NOTE 3 - Capitalized Lease Obligations

       The Company is the lessee of equipment under certain capital leases expiring through the year 2001. The assets and liabilities are recorded at fair-market value. The assets are being depreciated over their estimated useful lives. Depreciation of assets under capital leases amounted to $57,582 and $77,720, respectively. The following is a summary of property held under capital leases included in equipment:

       Equipment                                                     $  407,255

       Less: accumulated depreciation                                  (342,249)
                                                                     ----------

                                                                        $65,006
                                                                     ==========

       Minimum future lease payments under capital leases as of December 31, 1999 for each of the next two years, and in the aggregate, are as follows:

                       For the Year Ending
                           December 31,                       Amount
            ---------------------------------------------------------------
                               2000                              $59,632
                               2001                               20,780
                                                                 -------

                 Total minimum lease
                  payments                                        80,412

            Less: amount representing
                      interest                                    (9,530)
                                                                 -------

            Present value of net minimum
                lease payments                                    70,882

            Less:  Current portion                                56,334
                                                                 -------

                 Long-term portion                               $14,548
                                                                 =======

       Interest rates on capitalized leases vary from 5.43% to 17.43% and are imputed based on the lessors' implicit rate of return.

NOTE 4 - Note Payable, Stockholder

       Note payable to a stockholder of Taconic is payable in 36 monthly installments of $12,902 including interest of 9.71% per annum. At December 31, 1999, the Company is in default of this note whereby the entire balance is due and interest is accruing at the annual rate of 18% since the default date. Accordingly, the Company has classified the entire balance including accrued interest of the note as current liability. The Company is contesting the validity of the note in its entirety and is engaged in litigation with the holder (see Note 7).

NOTE 5 - Stockholders' Equity

       Activities Prior to the Acquisition

       Stock Transaction Among Stockholders
       On January 2, 1998, a stockholder of Taconic transferred 584,710 shares (valued at $0.24 per share) of common stock to an officer/stockholder for no consideration. The transferred shares have been recalculated to give retroactive effect of the stock split (see below). By transferring the shares the stockholder intended to enhance the value of his investment and improve the performance of the officer/stockholder who received the shares, which is both beneficial to the stockholder and Taconic. Therefore, Taconic recorded compensation expense of $140,330 in connection with this transaction.

       Conversion of Accounts Payable
       On June 3, 1998, Taconic converted certain accounts payables in the amount of $227,000 to common stock. Each $1.40 of trade accounts payable was converted into one (1) share of common stock, par value $.01. The total shares issued for this conversion was 162,143.

       Conversion of Debt
       On June 8, 1998, Taconic converted certain notes payable including accrued interest in the amount of $970,418 to 758,158 shares of common stock.

       Contributed Capital
       On June 8, 1998, notes payable, stockholders including accrued interest of $228,562 were forgiven and treated as contributed capital.

       Stock-Based Compensation
       On June 12, 1998, Taconic issued 51,050 shares ($1.40 per share) of common stock to two officer/stockholders for services performed which amounted to $71,470.

       Issuance of Stock for Services
       On March 22, 1999, Taconic issued 110,340 shares of common stock to certain employees and consultants for services provided which amounted to $380,247.

       Stock Split
       On June 12, 1998, the board of directors of Taconic authorized a 14,018.75 for 1 stock split, thereby increasing the number of issued and outstanding shares to 2,803,750, and increasing par value to $.01 per share. In addition, the board of directors amended the certificate of incorporation to increase the number of common shares authorized to 6,000,000, par value $.01. All prior period financial statements of Taconic are restated to give retroactive effect of this stock split.

       Activities After the Acquisition

       Warrant
       On April 2, 1999, an existing warrant issued by D-Vine in August 1997 to purchase 1,000,000 shares of common stock was exercised, in connection with the Acquisition, with an increase in exercise price from $0.01 per share to $1.00 per share. In consideration of such increase, the Company issued to the holder an additional warrant to purchase 500,000 shares of its common stock with an exercise price of $3.00 per share for $223,000. The newly issued warrant, with an estimated fair value of $83,531 using the Black-Scholes option-pricing model, expires on March 31, 2004. An aggregate of 500,000 shares of common stock have been reserved for issuance under this warrant. In addition, the Company incurred direct expense of $58,960 in connection with this transaction.

       Conversion of Accounts Payable
       During the year ended December 31, 1999, the Company converted accounts payable in the amount of $312,500 to 113,142 shares of common stock and options to purchase 25,000 shares of common stock. The options were valued at $82,500 under the Black-Scholes option-price model.

       Series A Cumulative Convertible Preferred Stock
       On November 1, 1999, November 5, 1999 and November 30, 1999, the Company issued 781.12 shares, 240.66 shares and 539.45 shares, respectively, of its Series A Cumulative Convertible Preferred Stock (the "Series A Preferred") to investors, resulting in cash proceeds in the aggregate of $1,152,766, net of direct expenses of $319,234. In connection with the issuance, the Company authorized the designation of 2,000 shares of Series A Preferred. Holders of the Series A Preferred are entitled to a quarterly cumulative dividend equal to 1.5% of the then applicable liquidation preference, as defined.

       Each share of the Series A Preferred is convertible into 300 shares of common stock, at the option of the holder, subject to certain adjustments and conditions. The Series A Preferred will automatically convert into shares of common stock upon occurrence of the special events, as defined. In addition, the Company has filed a registration statement with the Securities Exchange Commission to register the common share issuable upon conversion of the Preferred Stock. As of February 28, 2000, the Company has not met certain conversion conditions; accordingly, the conversation rate is changed from 1:300 to 1:450.

       Series A Cumulative Convertible Preferred Stock, continued
       The Company also issued warrants to purchase 473,670 shares, 36,108 shares and 80,952 shares of its common stock at an exercise price of $3.75 per share, subject to adjustment, to the Series A Preferred holders for the November 1, 1999, November 5, 1999 and November 30, 1999 issuances, respectively. Of these warrants to purchase a total of 590,730 shares of common stock, warrants to purchase 473,670 shares, with an estimated fair value of $700,816 using the Black-Scholes option-pricing model, expire in November 2000, with the remaining warrants to purchase 117,060 shares, with an estimated fair value of $56,405 using the Black-Scholes option-pricing model, expiring in November 2004. On December 1, 1999, warrants to purchase 396,836 shares of common stock with an adjusted exercise price of $2.00 per share were exercised, on a cashless basis, when the market value of the common stock was $5.50 per share. 252,533 shares of the common stock were issued in connection with the exercise of such warrants.

       On January 6, 2000, the Company issued 20.53 shares of its Series A Preferred to an investor, resulting in cash proceeds of $20,000 which was received by the Company on December 9, 1999. In connection therewith, the Company issued to the investor warrants for the purchase of 3,080 shares of its common stock at an exercise price of $3.75 per share.

NOTE 6 - Income Taxes

       As discussed in Note 1 effective June 8, 1998 the Company has become a "C" Corporation under the Internal Revenue Code. For the period January 1, 1998 through June 7, 1998 the Company was taxed as an "S" corporation. The provision for income taxes for the years ended December 31, 1999 and 1998 consists of the following:

                                                          1999          1998
                                                      -------------------------
       State and Local
         Current                                             $750          $325
         Deferred                                              --            --
                                                      -----------   -----------

             Total                                           $750          $325
                                                      ===========   ===========

       Reconciliation from Federal statutory rate:
                                                          1999          1998
                                                      -------------------------

       Federal tax at 34%                             $  (961,978)  $  (559,910)
       State and local taxes, net of federal benefit          750           325
       Deferred revenue                                  (230,687)      314,144
       Expenses not deductible for tax purpose             76,193        20,678
       Reserve for net operating loss                   1,116,471        32,650
       S corporation - pass through to stockholders            --       192,438
                                                      -----------   -----------

             Total                                    $      750    $       325
                                                      ===========   ===========

       The components of deferred tax assets and liabilities at December 31, 1999 and 1998 consists of the following:

       Deferred tax assets
         Deferred Revenue                                          $    214,000
         Depreciation and amortization                                   54,000
         Net operating loss carryforwards                             1,464,000
                                                                   ------------
                                                                      1,732,000
       Less: Valuation Allowance                                     (1,732,000)
                                                                   ------------

             Total Deferred Tax Assets                             $         --
                                                                   ============

       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is required if, based on the weight of available evidence, it is more likely than not that some portion of all of the deferred tax assets will not be realized. Management concluded a valuation allowance was appropriate at December 31, 1998 due to operating losses incurred. The Company estimated the available net operating loss carryforwards to be approximately $3,574,000, which will expire on various dates through 2019.

NOTE 7 - Commitments and Contingencies

       Office Lease
       The Company leases its offices under two noncancelable leases expiring December 31, 2000 and June 30, 2004, respectively. The Company pays its portion of property taxes, insurance, and other related expenses to the leased properties. Rent expense was $111,952 and $87,575 for the years ended December 31, 1999 and 1998, respectively.

       Future minimum rental payments required under the above non-cancelable operating leases at December 31, 1999 are as follows:

                        For the Year Ending
                           December 31,                 Amount
                    --------------------------------------------------
                               2000                         $113,220
                               2001                           37,822
                               2002                           38,956
                               2003                           40,125
                               2004                           34,373
                                                            --------

                                 Total                      $264,496
                                                            ========

       Computer Lease
       The Company leases Computer under a two (2) year operating lease expiring in October 2001.

       Future minimum rental payments under the above noncancelable operating lease as of December 31, 1999 are as follows:

                     For the
                   Year Ending
                   December 31,                                 Amount
                 --------------------------------------------------------
                       2000                                    $12,247
                       2001                                     19,890
                                                               -------

                         Total                                 $32,137
                                                               =======

       License Agreement
       The Company is obligated to pay a license fee for the use of software and the maintenance of the software through October 2001. The future commitment at December 31, 1999 is as follows:

                 For the Year Ending
                     December 31,                               Amount
                 --------------------------------------------------------
                       2000                                    $29,627
                       2001                                     24,689
                                                               -------

                         Total                                 $54,316
                                                               =======

       Litigation
       The Company is involved in litigation through the normal course of business. The Company believes that the resolution of these matters will not have a material adverse effect on the financial position of the Company.

       In addition, as discussed in Note 4, note payable in the amount of $298,702 to the minority stockholder is in default. The Company is currently involved in a litigation with this stockholder. The outcome of this suit can not be determined at this time. However management believes that no additional material liabilities will result from this suit.

       Related Party Transaction
       During the year ended December 31, 1999, the Company incurred legal and consulting fees to a stockholder which amounted to $743,891.

NOTE 8 - Major Customers

       The Company sells a substantial portion (greater than 10% of sales) of its product to four major customers. During the years ended December 31, 1999 and 1998, sales to these customers totaled $1,814,403 (75%) and $1,408,647 (73%), respectively. As of December 31, 1999 and 1998, the amounts due from these customers included in accounts receivable were $86,445 and $161,588, respectively.

NOTE 9 - Stock Option Plan

       On June 15, 1999, the Company adopted a stock option plan (the "Plan"). The Plan provides that options may be granted to employees, officers, directors and consultants to purchase shares of its common stock. All incentive stock options granted under the Plan will have an exercise price of not less than the fair market value of the underlying common stock at the time of grant, and all non-incentive stock options granted under the Plan will have an exercise price of not less than 85% of the fair market value of the common stock at the time of grant. The board of directors (or any duly appointed committee thereof) determines the vesting period of the options upon the granting of the options. The total number of shares of common stock for which options may be granted under the Plan is 1,750,000. No stock option may be granted under the Plan after June 15, 2009.

       During the year ended December 31, 1999, the Company granted 1,424,921 and 186,500 options to its employees and consultants, respectively, with exercise prices ranging from $1.00 to $4.00. Of the 186,500 options, 75,000 options were issued for $75,000. As of December 31, 1999, 1,320,921 options are outstanding of which 232,348 options are exercisable.

       On July 26, 1999, an employee exercised his option to purchase 123,000 shares of common stock at the exercise price of $1.00 per share. The option was paid with $5,000 cash and a promissory note issued to the Company by the employee for $118,000 bearing interest of 6% per annum. Principal is due on demand and is secured by the underlying common stock. During December 1999, $25,000 of this note was repaid. In addition, 147,500 options were exercised at $1.00 per share by certain employees and consultants during the year ended December 31, 1999.

       Activities under the Plan are as follows:

                                               Number           Weighted             Weighted
                                                 Of              Average             Average
                                              Options         Exercise Price     Remaining Life
                                           -------------------------------------------------------
     Balance - December 31, 1998                     --

     Options granted                          1,611,421               $1.78          9.5 years
     Options cancelled                          (20,000)               1.00
     Options exercised                         (270,500)               1.00
                                              ---------

     Balance - December 31, 1999              1,320,921
                                              =========

      Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair market value for these options was estimated at the date of grant using a Black-Scholes option-pricing model was ranging from $0.25 to $4.32 per share with the following weighted-average assumptions for the year ended December 31, 1999.

                                       Assumptions
      ------------------------------------------------------------------------

      Risk-free rate                                            5.9% - 6.45%
      Dividend yield                                                     --%
      Volatility factor of the expected market
       price of the Company's common stock                               .10
      Average life                                                  10 years

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro forma information for the year ended December 31, 1999 is as follows:

      Pro forma net loss                                           $(3,123,831)
                                                                   ===========
      Pro forma net loss per share
               - basic and diluted                                      $(0.45)
                                                                        ======

NOTE 10 - Going Concern Uncertainty

      As shown in the accompanying financial statements, the Company incurred a net loss of $2,829,346 during the year ended December 31, 1999, and, as of that date, the Company's current liabilities exceeded its current assets by $923,046, and its total liabilities exceeded its total assets by $613,215. These factors, as well as the uncertain conditions that the Company faces relative to capital raising activities, create an uncertainty as to the Company's ability to continue as a going concern. The Company is in preliminary discussions with an investment bank to place a secondary public offering to raise approximately $15,000,000. The ability of the Company to continue as a going concern is dependent upon the success of the offering or alternative financing arrangements. The financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.

NOTE 11 - Subsequent events (Unaudited)

     Consulting Agreement
     On February 23, 2000, the Company entered into a six month agreement with a consulting firm to provide services for management consulting, business advisory, shareholder information and public relations services. The Company may choose to pay the consulting fees in cash or with 100,000 shares of its common stock.

     Preferred Stock Conversion
     In March 2000, 24.44 shares of Series A Preferred Stock were converted into 11,000 shares of common stock by four Series A Preferred Stock holders.

     Exercise of Warrants and Options
     In February 2000, warrants to purchase 7,334 shares of common stock with an adjusted exercise price of $2.00 per share were exercised, on a cashless basis, with the market value of the common stock ranging from $4.125 to $4.375 per share. 3,848 shares of the common stock were issued in connection with the exercise of these warrants.

     On March 1, 2000, warrants to purchase 1,666 shares of common stock with an adjusted exercise price of $0.50 per share were exercised for $834.

     On March 2, 2000, options to purchase 5,000 shares of common stock with an exercise price of $1.00 per share were exercised for $5,000.

     On March 4, 2000 and March 7, 2000, options to purchase 20,000 and 24,000 shares of common stock with an exercise price of $3.02 and $4.00 per share were exercised, on a cashless basis, when the market value of the common stock was $6.70 and $7.00 per share, respectively. 10,985 and 10,286 shares of the common stock were issued in connection with the exercise of these options, respectively.

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

As permitted by Section 145 of the General Corporation Law of the State of Delaware, we have elected to provide our directors and officers with protections and indemnities to the fullest extent permitted by Delaware law, even in cases where the claims are brought by us or on our behalf. These protections and indemnifications do not eliminate the directors' fiduciary duties, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. We have also applied to purchase directors' and officers' liability insurance coverage for such claims, to the extent we can obtain insurance on commercially reasonable terms to provide coverage against claims for monetary damages for breach of fiduciary duty.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, payable by us in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the SEC registration fee.

SEC Registration Fee.................................................$1,378.40
Legal Fees and Expenses.............................................$30,000.00
Accounting Fees and Expenses........................................$35,000.00
Miscellaneous.......................................................$ 5,000.00
                                                                    ==========

Total...............................................................$71,378.40

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding securities sold by us in the last three years that were not registered under the Securities Act. None of these sales of securities involved the use of an underwriter and no commissions were paid in connection with the sale of any of these securities.

In the last three years, none of these securities were registered under the Securities Act:

      o On August 1, 1997, we issued to Ocean Strategic Holdings, Ltd. ("OSHL") a warrant for the purchase of 1,000,000 shares of our common stock for cash consideration of $50,000 (the "1997 Warrant"). The 1997 Warrant was issued pursuant to the provisions of Regulation S of the Securities Act. The exercise price of the 1997 Warrant, which was originally $0.01 per share, was increased to $1.00 per share in connection with the issuance of the 1999 Warrant to OHSL (described below).

      o On March 31, 1999, in consideration for the modification of the exercise price (from $0.01 per share to $1.00 per share) of the 1997 Warrant, we issued to OSHL a new warrant to purchase 500,000 shares of our common stock at an exercise price of $3.00 per share (the "1999 Warrant"). The 1999 Warrant expires on March 31, 2004, and is not exercisable until March 31, 2000. The 1999 Warrant was issued pursuant to the provisions of Regulation S.

      o On April 2, 1999, we issued 6,000,000 of our shares of common stock to 18 shareholders of TDC, in exchange for their shares of TDC. Our shares of common stock were issued solely for shares of Taconic. These shares were issued in a transaction that did not involve any public offering of our shares within the meaning of Section 4(2) of the Securities Act and Rule 506 of Regulation D. On December 1, 1999, we issued to Barry Hartheimer 31,000


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

            shares of our common stock for services he provided to us in connection with the issuance of our shares to TDC on April 2, 1999, and in connection with the completion of a $243,075 capital contribution that was made to us by certain of our shareholders prior to April 2, 1999. These shares were also issued in a transaction that did not involve any public offering of our shares within the meaning of Section 4(2) of the Securities Act and Rule 506 of Regulation D.

      o Also on April 2, 1999, OSHL exercised its rights under the 1997 Warrant to purchase 1,000,000 shares of our common stock for $1,000,000. The 1,000,000 shares issued upon exercise of the 1997 Warrant were issued pursuant to the provisions of Regulation S, and the funds received were used for Web site development costs and general corporate purposes.

      o On August 23, 1999, pursuant to a development and consulting agreement with X-Ceed, Inc., we issued to X-Ceed, Inc. 82,142 shares of our common stock. These shares were issued in a transaction that did not involve any public offering of our shares within the meaning of Section 4(2) of the Securities Act and Rule 506 of Regulation D.

      o Pursuant to transactions completed from November through February 2000, we issued 1,591.76 shares of Series A Preferred Stock and related warrants to purchase common stock to private investors for an aggregate offering amount of $1.5 million. These shares were issued in a transaction that did not involve any public offering of our shares within the meaning of Section 4(2) of the Securities Act and Rule 506 of Regulation D, and the proceeds were used for general corporate purposes.

      o Pursuant to transactions completed in April 2000, we issued 425 shares of Series B Preferred Stock and related warrants to purchase common stock to private investors for an aggregate offering amount of $425,000. These shares were issued in a transaction that did not involve any public offering of our shares within the meaning of
            Section 4(2) of the Securities Act and Rule 506 of Regulation D, and the proceeds were used for general corporate purposes.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

Exhibit
Number                           Description of Document
                                 -----------------------

2.1 Acquisition Agreement and Plan of Reorganization, dated March 26, 1999, among D-Vine, Ltd., Taconic Data Corp., and certain shareholders of D-Vine, Ltd. and of Taconic Data Corp. (incorporated by reference from our Current Report filed on Form 8-K with the SEC on April 16, 1999).

3.1 Amended and Restated Certificate of Incorporation (incorporated by reference from our amendment to our Annual Report filed on Form 10-KSB/A with the SEC on December 7, 1999).

3.2 Amended and Restated By-laws (incorporated by reference from our amendment to our Annual Report filed on Form 10-K/A with the SEC on December 7, 1999).

4.1 Warrant to purchase 500,000 shares of our common stock, at an exercise price of $3.00 per share, issued to Ocean Strategic Holdings, Limited on March 31, 1999 (incorporated by reference from our Current Report filed on Form 8-K with the SEC on April 16, 1999).

4.2.1 Certificate of Designations, Preferences and Rights for the Series A Cumulative Convertible Preferred Stock (incorporated by reference from our amendment to our Annual Report filed on Form 10-KSB/A with the SEC on December 7, 1999).

4.2.2 Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Preferred Stock (incorporated by reference from our Annual Report filed on Form 10-KSB with the SEC on March 30, 2000).

4.3 *Form of Cumulative Convertible Preferred Stock Purchase Agreement (Series A and Series B).

4.4 *Form of Warrant to purchase shares of our common stock, exercisable for one year, issued with our Series A Preferred Stock.

4.5 *Form of Warrant to purchase shares of our common stock, exercisable for five years, issued with our Series A Preferred Stock.

4.6 Form of Warrant to purchase shares of our common stock, exercisable for five years, issued with our Series B Preferred Stock.

5.1      **Opinion of Roberts, Sheridan & Kotel, a Professional Corporation.

10.1 1999 Stock Option Plan (incorporated by reference from our amendment to our Registration Statement filed on Form S-8 with the SEC on June 18,
         1999).

10.2 ***Employment Agreement for Mitchell Deutsch (to be filed by amendment).

10.3     ***Employment Agreement for James Garfinkel (to be filed by amendment).

10.4     ***Employment Agreement for John Evans (to be filed by amendment).

21.1     *Subsidiaries of the registrant.

23.1     Consent of Marcum & Kleigman, LLC.

23.2 **Consent of Roberts, Sheridan & Kotel, a Professional corporation (included with exhibit 5.1).

24.1 *Power of attorney of certain directors and officers of MonsterDaata.com, Inc. Reference is made to the Signature Page to the Registration Statement.

----------
* Previously filed with the Registration Statement on Form SB-2 filed with the SEC on December 21, 1999.

**  Previously filed with Amendment No. 1 to the Registration Statement on Form
      SB-2/A filed with the SEC on January 11, 2000.

*** To be filed by post-effective amendment.

ITEM 28.  UNDERTAKINGS.

The Company hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our By-Laws, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such directors, officers or controlling persons in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that we will:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of New York, State of New York, on the 3rd day of May, 2000.


                                       MONSTERDAATA.COM, INC.


                                       By: /s/ Mitchell Deutsch
                                           -------------------------------------
                                           Mitchell Deutsch
                                           President and Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this amended registration statement has been signed on the 3rd day of May, 2000, by the following persons in the capacities indicated:


Signature                         Title                               Date
---------                         -----                               ----


Mitchell Deutsch                  President and Chief Executive      May 3, 2000
--------------------------------  Officer, Director  (Principal
Mitchell Deutsch                  Executive Officer)


/s/ John Evans*                   Chief Financial Officer and        May 3, 2000
--------------------------------  Executive Vice President -
John Evans                        Corporate Development
                                  (Principal Accounting and
                                  Financial Officer)

/s/ James Garfinkel*              Secretary, Treasurer,              May 3, 2000
--------------------------------  Vice-President, Director
James Garfinkel


/s/ Thomas Ingegneri*             Director                           May 3, 2000
--------------------------------
Thomas Ingegneri


*By: Mitchell Deutsch
     ---------------------------
     Mitchell Deutsch
     Attorney-in-fact


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